Exhibit 4.1

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT is made on 3 April, 2006, as amended and restated, by and between National Bank of Greece S.A., a société anonyme organized and existing under the laws of the Republic of Greece, with its corporate headquarters at Aiolou 86, Athens 10232, Greece, registered with the Companies Register of the Republic of Greece (the “Purchaser”),

of the first part

and FIBA HOLDING A.S., a company organized and existing under the laws of the Republic of Turkey with its principal office at Buyukdere Cad., No: 129/5, Mecidiyekoy, Sisli, Istanbul, Turkey, registered with Istanbul Trade Register at no. 254332/201904,

FINA HOLDING A.S., a company organized and existing under the laws of the Republic of Turkey with its principal office at Buyukdere Cad., No: 129/5, Mecidiyekoy, Sisli, Istanbul, Turkey, registered with Istanbul Trade Register at no. 301507/249089,

GIRISIM FACTORING A.S., a company organized and existing under the laws of the Republic of Turkey with its principal office at 1.Levent Plaza, A Blok, Kat:2, Buyukdere Cad., No: 17334330, 1.Levent, Sisli, Istanbul, Turkey, registered with Istanbul Trade Register at no. 292152/239734, and

FIBA FACTORING HIZMETLERI A.S., a company organized and existing under the laws of the Republic of Turkey with its principal office at 1.Levent Plaza, A Blok, Kat:2, Buyukdere Cad., No: 17334330, 1.Levent, Sisli, Istanbul Turkey, registered with Istanbul Trade Register at no. 375560/323142,

(individually a “Seller” and collectively the “Sellers”)

of the second part.

RECITALS

(a)        Target (as defined below) and its Subsidiaries (as defined below) are engaged in the provision of banking and financial services primarily in the Turkish markets;

(b)        The Sellers own (i) 5,289,542,219 shares in the share capital of Target, representing 55.68% of its total issued and outstanding ordinary shares and (ii) 100 founders’ shares out of 100 founders’ shares issued by the Target;

(c)        From February 21, 2006 to March 17, 2006, the Purchaser has conducted a due diligence exercise (the “Due Diligence”) on the Business (as defined below), accounting, tax, legal and regulatory matters of Target and its Subsidiaries, including its review of the information contained in the Data Room Documents (as defined below); during the Due Diligence period, the Sellers have procured that Target grant to the Purchaser access to a data room in Istanbul, Turkey at a location notified to the Purchaser (the “Data Room”), have procured that Target provide the Purchaser including its advisors and representatives with all material documents and information relevant to the Business (as defined below), accounting, tax, legal and regulatory matters of Target and its Subsidiaries, and have caused certain key officers and employees of Target (and of the Subsidiaries) to: (i) furnish the Purchaser (and its advisors and representatives) with certain financial, legal and operating data and other information with respect to the business and properties of Target and of the Subsidiaries requested by the Purchaser; and (ii) meet with and discuss elements of the above information with the Purchaser and its consultants and representatives (the “Management Meetings”); this Recital (c) is without prejudice to the Purchaser’s rights under, and subject to the terms of, this Agreement; and

(d)        The Parties (as defined below) now wish to set forth hereby the terms and conditions upon which the Sellers will sell to the Purchaser, and the Purchaser will purchase from the Sellers shares in the ordinary share capital of Target representing 46% of its total issued and outstanding ordinary shares, and founders’ shares of Target, representing 100% of its issued and outstanding founders’ shares.

NOW THEREFORE, in consideration of the premises and mutual promises herein contained, the Parties (as defined below), intending to be legally bound, hereby covenant and agree as follows.

ARTICLE I

Certain Definitions and Interpretative Matters

Certain definitions.—In addition to the other terms defined elsewhere in this Agreement, the following terms shall have the meanings ascribed to them below.

“Acquired Percentage”: shall mean 50.43% (comprising the aggregate of the Founders’ Share Acquired Percentage and the Ordinary Share Acquired Percentage).

“Affiliate”: shall mean, with respect to any Person, an individual, corporation, partnership, firm, association, unincorporated organization or other entity directly or indirectly controlling, controlled by or under common control with such Person. For the purposes of this Agreement, Mr Hűsnű Őzyeğin and any Affilitate of Mr Hűsnű Őzyeğin shall be an Affiliate of the Sellers. For the purposes of this definition, “control” shall mean having or being subject to a Controlling Interest.

“Agreed Exchange Rate”: shall mean the arithmetic average of the spot rates for the purchase of USD with TRY quoted by T. Garanti Bank A.S., Akbank T.A.S., and HSBC Bank A.S. at 11:30 am (Istanbul time) on any day for which such rate of exchange is to be determined.

“Agreed Rate”: shall mean an interest rate per annum corresponding to the Interbank offered rate for six (6) months USD deposits shown at page 3750 of Reuters (or such other page as may replace that page) as being applicable on the first Business Day of each six (6) months period (or fraction thereof) in respect of which interest shall be payable pursuant to this Agreement, it being agreed that, for the purposes of this Agreement interest shall be computed on the basis of the number of days actually elapsed divided by 365.

“Agreement”: shall mean this Share Purchase Agreement, including all exhibits and schedules hereto.

“Balance Sheet Date Pro Forma Financial Statements”: shall mean the pro forma consolidated balance sheet of Target and the other Companies as at December 31, 2005 and the pro forma consolidated profit and loss account of Target and the other Companies for the 12 months to December 31, 2005, reflecting the participations in the International Subsidiaries as a single line item, but otherwise prepared in accordance with IFRS, together with any notes, reports, statements or documents included or attached to them, as reported on by the Target’s Auditors and which is, together with the report thereon of the Target’s Auditors, attached hereto as Exhibit 1.

“Balance Sheet Date Pro Forma SHE”: shall mean USD937,220,000;

“Balance Sheet Date”: shall mean December 31, 2005.

“Balance Sheet Date Financial Statements”: shall mean the consolidated balance sheet of Target and the other Companies as of the Balance Sheet Date and the consolidated statements of (i) income, (ii) changes in shareholders’ equity, and (iii) cash flows for the financial year ended December 31, 2005, including all notes thereto, prepared by Target in accordance with IFRS and audited by Target’s Auditors.

“BRSA”: shall mean the Banking Regulatory and Supervisory Agency (BDDK) of the Republic of Turkey.

“Business”: shall mean the business and operations of the Companies, including the Companies’ banking and financial services businesses carried on in Turkey.

“Business Day”: shall mean any calendar day other than a Saturday, Sunday or any other day on which credit institutions are authorized to close in Athens (Greece) and/or Istanbul (Turkey).

“Clearance”: shall have the meaning set forth in Section 10.01(a).

“Change of Control”: shall mean, with respect to the International Subsidiaries, that Mr Hűsnű Őzyeğin and his Affiliates, together, no longer have a Controlling Interest in the relevant International Subsidiary.

“Closing”: shall mean the consummation of all the obligations and transactions required to be performed and consummated on the Closing Date pursuant to this Agreement.

“Closing Date”: shall mean the date on which the Closing will take place in accordance with the applicable provisions of this Agreement.

“Closing Date Financial Statements”: shall mean the interim consolidated balance sheet of Target and the other Companies as of close of business on the Closing Date and the consolidated statement of income for the period from and including January 1, 2006 to and including the Closing Date, prepared by the Purchaser in accordance with Schedule 3.01 (and, for the avoidance of doubt, taking account of the fact that the transfers provided for in the Take-Out Assets Sale and Purchase Agreement and the Malta Sale and Purchase Agreement have taken place) and delivered to the Sellers for the purpose of the determination of the Closing Date SHE and as agreed or determined in accordance with this Agreement.

“Closing Date SHE”: shall mean the USD Equivalent (determined as at the Closing Date) of:

(i)         the difference, as of the Closing Date and on a consolidated basis, between the book value of all the assets and the book value of all the liabilities of Target and the other Companies (for the avoidance of doubt, after the deduction of minority interests), as recorded in the Closing Date Financial Statements; minus

(ii)       an amount equal to (a) the Take-Out Assets Final Purchase Price, plus (b) any other gain or income of any kind which is received or arises during the period from and including January 1, 2006 to and including the Closing Date, and which arises out of the ordinary course and would be considered as an extraordinary item.

“Closing Date Shortfall”: shall mean the amount, if any, by which (i) the sum which results from adding USD 100,000,000 to the Closing Date SHE is less than (ii) the Balance Sheet Date Pro Forma SHE.

“CMB” shall mean the Capital Markets Board (SPK) of the Republic of Turkey.

“Companies”: shall mean collectively, Target and the Subsidiaries.

“Companies’ Marks”: shall have the meaning given in Section 9.05(d).

“Conditions Fulfillment Date”: shall mean the date on which all the Conditions Precedent set forth in Sections 10.01 and 10.04 have been satisfied (or waived by the Party entitled to waive such condition).

“Conditions Precedent”: shall mean collectively, the Clearances, the Reorganization Clearances and the other conditions referred to in Section 10.04.

“Controlling Interest”: shall mean (i) the ownership or control (directly or indirectly) of more 50% of the voting share capital of the relevant undertaking or company; or (ii) the ability to direct the casting of more than 50% of the votes exercisable at general meetings of the relevant undertaking or company on all, or substantially all, matters; or (iii) the right to appoint or remove directors of the relevant undertaking or company holding a majority of the voting rights at meetings of the board on all, or substantially all, matters.

“Data Room”: shall have the meaning set forth in Recital (c).

“Data Room Documents”: shall mean the actual copies of the documents identified in the index set out in Schedule R(c) which are held by Pekin & Bayar, counsel to the Purchaser, from the date of this Agreement onwards on behalf of the Parties.

“Designated Representative”: shall have the meaning set forth in Section 4.01(c).

“Due Diligence”: shall have the meaning set forth in Recital (c).

“Employees”: shall mean all employees employed by Target and the Subsidiaries as of the Closing Date.

“Encumbrances”: shall mean any encumbrances, lien, claim, charge, security, interest, mortgage, pledge, easement, conditional sale or other title retention agreement, covenant, right of first refusal, option right, or other similar restriction or third-party rights, as the context may require.

“Final Founder Share Consideration”: shall mean the amount payable by the Purchaser under Section 2.01(c) minus any amount payable by the Sellers in relation to the Founders’ Shares under Section 2.01(d)(ii).

“Final Ordinary Share Consideration”: shall mean the amount payable by the Purchaser under Section 2.01(b) minus any amount payable by the Sellers in relation to the Ordinary Shares under Section 2.01(d)(i).

“Financial Statements”: shall mean the Balance Sheet Date Financial Statements and the Balance Sheet Date Pro Forma Financial Statements.

“Finans International”: shall mean Finans International Holding N.V, a company organized and existing under the laws of The Netherlands with its principal office at Karspeldreef, 6a 1101 CJ, Amsterdam, The Netherlands, registered with the Kamer Van Koophandel Amsterdam Trade Register at no. 34106005.

“Finans International Shares”: shall mean all of the 153,400,000 shares of Finans International owned by Target, which represent 100% of its total issued, outstanding and fully paid up share capital.

“Finansbank Malta”: shall mean Finansbank Malta Ltd., a company organized and existing under the laws of Malta with its principal office at Strand Towers, 2nd Floor, No:36, The Strand, Sliema SLM 07, Malta, registered with the Malta Trade Register at no. C36003.

“Finansbank Malta Shares”: shall mean all of the shares of Finansbank Malta owned by Finans International, which represent 99.99% of its total issued, outstanding and fully paid up share capital.

“Finansbank Romania”: shall mean Finansbank Romania S.A., a company organized and existing under the laws of Romania with its principal office at 12, Splaiul Unirii, Blok B6 751012 Bucharest, 4—Romania, registered with the Bucharest Trade Register at no. J40/18074/1993.

“Finansbank Romania Shares”: shall mean all of the 37,907,006 shares of Finansbank Romania owned by Target, which represent 41.81% of its total issued, outstanding and fully paid up share capital.

“Finansbank Brand”: shall mean all Intellectual Property relating to the use of the words “Finans”, “Finansbank” and “Cardfinans” in connection with banking and financial services, including those rights noted in Schedules 9.05(a) to (c).

“Founders’ Share Acquired Percentage”: means 8.2%.

“Founders’ Shares”: shall mean 100% of the issued and outstanding founders’ shares in the capital of the Company from time to time (being 100 founders’ shares as at the date of this Agreement).

“Governmental Body”: shall mean any legislative, executive or judicial unit of any governmental entity (foreign, federal, state or local) or any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.

“Independent Firm”: shall mean KPMG or, if that firm is unable or unwilling to act, such other independent firm of chartered accountants of international standing as the Sellers and the Purchaser, acting reasonably and in good faith, shall agree.

“IFRS”: shall mean International Financial Reporting Standards as promulgated by the International Accounting Standards Board and as in force at the date to which the relevant financial statements are prepared.

“Interim Period”: shall have the meaning given in Section 4.01.

“Initial Founders’ Shares Consideration”: shall mean USD451,000,000.

“Initial Ordinary Share Consideration”: shall mean USD2,323,000,000.

“Intellectual Property”: shall have the meaning set forth in Section 6.01.09(b).

“Internal IT Systems”: shall mean the material information and communications technologies used by the Companies including, without limitation, hardware, proprietary and third party software, networks, peripherals and associated documentation.

“International Subsidiaries”: shall mean Finansbank Romania S.A, Finansbank Suisse S.A, Finansbank Russia Ltd., Finansbank Holland N.V.

“Key Manager”: shall mean any person employed by the Companies as, or who has the title of, General Manager, Executive Vice President, Director/Chief Risk Officer, Head of Board of Internal Auditors, Assistant Head of Board of Internal Auditors, Head of Internal Control Unit and Regional Manager.

“Law”: shall mean any national, federal, state, provincial or local law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree.

“Malta Sale and Purchase Agreement”: shall mean the Malta sale and purchase agreement in the form attached hereto as Schedule 5.02 (subject to such amendments as the Parties may agree in writing), including any agreements to be entered into pursuant thereto.

“Malta Purchase Price”: shall mean USD 48,000,000;

“Management Meetings”: shall have the meaning set forth in Recital (c).

“Material Adverse Change”: shall mean:

(a)        any changes, effects or events, occurring after the date hereof (including any deterioration of the Companies’ loan portfolios, the release of any debtors of the Companies on terms that they pay less than the book value of their debts, and any debts owing to the Companies being deferred, subordinated or written off or otherwise becoming irrecoverable) which, individually or taken together, will, or are reasonably likely to, result in an impairment or reduction in the Companies’ consolidated net asset value and/or the Companies’ consolidated annual pre-tax net income of more than 30%; or

(b)        (i) a general disruption in the financial and banking markets in Turkey or in leading international financial markets; or (ii) a general suspension in trading on leading international stock exchanges; or (iii) a suspension or material limitation of trading in the securities of the Target on the Istanbul Stock Exchange or London Stock Exchange; or (iv) the imposition of currency exchange controls in Turkey or elsewhere (v) the outbreak or escalation of hostilities and/or act of terrorism or any other calamity or crisis, provided that item (v) shall only be considered a Material Adverse Change if the effect of such item is so substantial and adverse as to fundamentally impair the value to the Purchaser of the Companies taken as a whole.

“Material Adverse Effect”: shall mean:

(a)        any changes, effects or events, occurring after the date hereof (including any deterioration of the Companies’ loan portfolios, the release of any debtors of the Companies on terms that they pay less than the book value of their debts, and any debts owing to the Companies being deferred, subordinated or written off or otherwise becoming irrecoverable) which, individually or taken together, will, or are reasonably likely to, result in an impairment or reduction in the Companies’ consolidated net asset value and/or the Companies’ consolidated annual pre-tax net income of more than 30%; or

(b)        a general disruption in the financial and banking markets in Turkey that is so substantial and adverse as to fundamentally impair the value to the Purchaser of the Companies taken as a whole.

“Non Tax Claim”: shall mean any claim for breach of any of the warranties set out in Article VI other than a Tax Claim.

“Ongoing Tax Proceedings” shall mean the proceedings arising of Target’s claim in the action filed by Target against the Bogazici Tax Office pursuant to the file numbers 2004/838 E., 2004/1365 E. and 2005/1013 E., respectively in the Istanbul 1st Tax Court and Istanbul 8th Tax Court.

“Ordinary Shares”: shall mean the issued and outstanding ordinary shares in the capital of the Company from time to time.

“Ordinary Share Acquired Percentage”: means 42..2%.

“Owned IP”: shall mean Intellectual Property owned by the Company.

“Party”: shall mean either the Purchaser or the Sellers, and, in the plural form, all of them, as the context may require.

“Person”: shall mean any individual, corporation, partnership, firm, association, unincorporated organization or other entity.

“Permits”: shall mean all permits, licenses, certificates of inspection, approvals, consents, permissions or other authorizations required for the operation or conduct of the Business in all material respects as currently conducted by the Companies in accordance with applicable Law.

“Permitted Assignee”: shall have the meaning ascribed in Section 12.03(c).

“Permitted Encumbrances”: (i) Encumbrances specifically referred to in the Balance Sheet Date Financial Statements, (ii) Encumbrances consisting of zoning or planning restrictions, easements, permits or irregularities in title thereto which together do not materially detract from the value of, or impair the use of, any particular property by the Companies, (iii) Encumbrances for taxes, assessments or governmental charges or levies on property not yet due, (iv) Encumbrances incurred in the ordinary course of business arising by the operation of law, (v) any Encumbrances or minor imperfection in title and minor encroachments, if any, not material in amount that, individually or in the aggregate, do not materially interfere with the conduct of the Business or with the use of the assets and do not materially affect the value of the Business and (vi) Encumbrances described in Schedule 6.01.04 attached hereto.

“Purchaser”: shall have the meaning set forth in the preamble of this Agreement.

“Purchase Price”: shall mean the sum of (i) in relation to the Shares, the Final Ordinary Share Consideration; and (ii) in relation to the Founders’ Shares, the Final Founders’ Shares Consideration.

“Related Party Arrangements”: shall mean all contracts, agreements, licenses, guarantees, indemnities, counter indemnities and letters of comfort of any nature and other commitments between any of (i) the Sellers or their Affiliates (including, for these purposes, the International Subsidiaries) and (ii) the Companies.

“Relevant Percentage”: shall have the meaning set forth in Section 8.01(b).

“Reorganization Agreements”: shall collectively mean the Take-Out Assets Sale and Purchase Agreement and the Malta Sale and Purchase Agreement.

“Representative Offices”: shall mean the representative offices of Finans International and Finansbank Suisse S.A. in Istanbul, Turkey.

“SDIF” shall mean Saving Deposits Insurance Fund (TMSF) of the Republic of Turkey.

“Sellers”: shall have the meaning set forth in the preamble of this Agreement.

“Shareholders’ Agreement” shall mean the shareholders’ agreement to be entered into between the Purchaser, Fiba Holding A.S., Girisim Factoring A.S and Fiba Factoring Hizmetleri A.S. in the form attached hereto as Schedule 9.01;

“Shares”: shall mean 46% of the Ordinary Shares (being 4,370,000,000 Ordinary Shares as at the date of this Agreement).

“Sellers’ Representative”: shall mean Fiba Holdings A.S.

“Subsidiaries”: shall mean collectively the companies listed on Schedule 6.01.05(b) and each of them a “Subsidiary”.

“Take-Out Assets”: shall mean the participation of Target represented by the Finans International Shares and Finansbank Romania Shares.

“Take-Out Assets Final Purchase Price”: shall mean USD600,000,000.

“Take-Out Assets Sale and Purchase Agreement”: shall mean the take-out assets sale and purchase agreement in the form attached hereto as Schedule 5.02 (subject to such amendments as the Parties may agree in writing), including any agreements to be entered into pursuant thereto.

“Target”: shall mean Finansbank A.S., a joint stock company incorporated and organized under the laws of Turkey, registered at the Istanbul Trade Register at no. 237525/185092 with registered office at Buyukdere Cad., No:129, Gayrettepe, Sisli - Istanbul.

“Target’s Auditors”: shall mean the independent certified public accountants of Target known as Ernst & Young, Güney S.M.M.M A.S.

“Target’s Accounting Principles”: shall mean IFRS as applied by Target on a consistent basis throughout the periods covered by the Financial Statements referred to herein.

“Tax”: shall mean all forms of taxation, duties, levies, charges, fees, withholding (including but not limited to health, welfare, social security, employment and similar payments) and imposts in any jurisdiction, including, without limitation, corporate tax, income tax, value added tax, banking and insurance transaction tax, municipality taxes, social security taxes, stamp duty, customs, and other import duties, capital gains tax, withholding tax on securities trading transactions and service arrangements with foreign counterparts and expenses, penalties and interest relating to the foregoing or resulting from a failure to comply with any provisions of any enactment relating to tax.

“Tax Authorities”: All national and local administrative organizations that are authorized to levy tax and other fiscal liabilities, including but not limited to tax offices of Customs, Ministry of Finance, municipalities and alike.

“Tax Return”: shall mean, with respect to a Person, any tax return or report that it is required by law to file with relevant Tax authorities.

“Tax Claim”: shall mean (i) any claim for breach of any of the warranties set out in Section 6.01.10; (ii) any claim under the indemnity set out in Section 8.01(A); and (iii) any claim under the indemnity set out in Section 8.01(c) in respect of Tax.

“Tender Offer”: shall have the meaning ascribed to it in Section 9.04.

“Third Party Assurances”: shall mean all guarantees, indemnities, sureties, counter indemnities and letters of comfort of any nature given to any person by any of the Companies in respect of any obligation of a Seller or an Affiliate of a Seller (including the International Subsidiaries).

“Treasury”: shall mean the Undersecretariat of Treasury of the Republic of Turkey.

“TRY”: shall mean Turkish Lira, i.e., such coin or currency of Turkey as, at the time of payment, constitutes legal tender for the payment of public and private debts therein.

“Turkey”: shall mean the Republic of Turkey.

“USD”: shall mean the lawful currency of the United States of America.

“USD Equivalent”: shall mean on any Business Day on which an amount denominated in a currency other than USD is to be determined or paid in USD terms, the conversion of such non-USD amount into USD at the Agreed Exchange Rate on the relevant Business Day.

“Working Hours”: shall mean 9.30 a.m. to 5.30 p.m. on a Business Day in the relevant location.

Other Definitional and Interpretive Matters.—Unless otherwise expressly provided, for purposes of this Agreement the following rules of interpretation shall apply:

(a)        Calculation of Time Period.—When calculating the period of days before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the day that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the relevant period shall end on the next succeeding Business Day. Unless otherwise expressly indicated, the terms indicated in weeks or months shall end on the same calendar day of the relevant week or month set as the end of the term (or, if there is no such calendar day, the nearest preceding day).

(b)        Gender and Number.—Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(c)        Headings.—The provision of a table of contents, the division of this Agreement into articles, sections, paragraphs and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

(d)        Paragraph/Section/Article.—All references in this Agreement to any “Paragraph”, “Section” and/or any “Article” are to the corresponding paragraph, section and/or article, respectively, of this Agreement unless otherwise specified.

(e)        Herein.—The words such as “herein”, “hereinafter”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires.

(f)         Including.—The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(g)        Schedules.—The Schedules attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any matter disclosed by the Sellers on any one Schedule in connection with any representation and warranty of the Sellers set forth in Article VI shall be deemed to have been disclosed for purposes of all other representations and warranties of the Sellers to which it can reasonably be said to relate. If a matter is disclosed on a Schedule relating to a representation or warranty which is qualified by a materiality standard, then that disclosure is not intended to be of an effect, event, occurrence or state of facts in the business, financial condition, assets, properties or result of operations of any of the Companies that is substantial and adverse as to fundamentally impair the value of the Business, unless that disclosure specifically states otherwise.

(h)        Knowledge of the Sellers.—Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of the Sellers, this shall mean the actual knowledge of the members of the board of directors of Target in office at any time during the period of 12 months prior to the date hereof or at any time prior to Closing and elected to represent the Sellers therein, and that reference will be deemed to include a statement to the effect that it has been given after making reasonable enquiries.

(i)         Acts of the Companies.—Where any provision of the Agreement is expressed as an obligation on the Purchaser to procure any act or omission on the part of any one or more of the Companies, it shall be construed as an obligation of the Purchaser to take all reasonable actions within its powers to the extent permitted under applicable Law (including by voting its Target shares) to cause the Companies to act or omit to act in the relevant way.

(j)         Joint and Several Obligations.—The liability of the Sellers under this Agreement shall be joint and several (both in respect of any warranty, representation, covenant or obligation expressed as one of an individual Seller and any expressed as one of the Sellers or more than one of them). If any undertaking under this Agreement is expressed to be an obligation of more than one Seller, it shall be construed as a joint and several obligation all of the Sellers. Each of the Sellers unconditionally and irrevocably guarantees to the Purchaser as a continuing obligation, and as primary obligor and not just as surety, that it and each of the other Sellers will comply properly and punctually with their obligations under this Agreement and the Reorganization Agreements and any other agreement to be entered into pursuant to or in connection herewith.

ARTICLE II

Subject Matter of the Agreement

2.01   Undertaking of the Parties.—(a) Upon the terms and subject to the conditions set forth in this Agreement the Sellers hereby agree to sell to the Purchaser, and the Purchaser hereby agrees to purchase from the Sellers, on the Closing Date, the Shares and the Founders’ Shares (as set opposite the relevant Seller’s name in Schedule 2.01(a), together with any additional shares issued to the Sellers in respect thereof). The Shares and the Founders’ Shares shall be sold by the Sellers free and clear from any Encumbrances and in accordance with the provisions and requirements of the Articles of Association of Target, and ownership (including all rights then attaching to them and the right to receive any dividend or distribution declared, paid or made after Closing) and risk in the Shares and the Founders’ Shares shall pass to the Purchaser with effect from Closing;

(b)        As consideration for the purchase of the Shares, the Purchaser shall pay to the Sellers on the Closing Date, an amount equal to the Initial Ordinary Share Consideration;

(c)        As consideration for the purchase of the Founders’ Shares, the Purchaser shall pay to the Sellers on the Closing Date an amount equal to the Initial Founders’ Shares Consideration;

(d)        The Sellers shall pay to the Purchaser on the Business Day set forth in Section 3.03 an amount equal to:

(i)         in relation to the Shares, the Ordinary Share Acquired Percentage of the Closing Date Shortfall, if any; and

(ii)       in relation to the Founders’ Shares, the Founders’ Share Acquired Percentage of the Closing Date Shortfall, if any.

2.02   Partial Discharge of Purchase Price—At the option of the Sellers, the Purchaser may apply part of the Purchase Price to the discharge of the Take-Out Assets Final Purchase Price on behalf of Fiba Holding A.S. by making payment of that amount directly to the Target. In such event, the amount which the Purchaser would otherwise be required to pay to the Sellers at Closing shall be reduced by and treated as discharged by the amount of the Take-Out Assets Final Purchase Price.

2.03   Purchase Price.—Any payment made in satisfaction of an obligation of the Parties pursuant to any provision of this Agreement, including pursuant to this Article II, Article III below and any liability arising under any representation, warranty or undertaking to indemnify given by the Sellers to the Purchaser (or vice versa) shall, to the extent lawful, adjust the price paid for the Shares and the Founders’ Shares (other than for the purposes of Section 8.04), pro rata to the proportions which the Ordinary Share Acquired Percentage and the Founders’ Share Acquired Percentage represent of the Acquired Percentage, and such price as so adjusted shall be adopted for all tax reporting purposes.

ARTICLE III

Determination of the Closing Date SHE and Payment of the Closing Date Shortfall

3.01   Closing Date Financial Statements and Related Items.—As soon as practicable following the occurrence of the Closing, the Purchaser shall cause the Companies to take all actions necessary for the preparation of the Closing Date Financial Statements and the determination of the Closing Date SHE (and the Closing Date Shortfall, if any).

3.02   Determination of the Closing Date SHE.—(a) The Closing Date Financial Statements, together with the Closing Date SHE (and the Closing Date Shortfall, if any calculated therefrom, will be delivered by the Purchaser to the Sellers as soon as practicable and, in any event, no later than three (3) months following the Closing Date.

(b)        The Closing Date Financial Statements, the Closing Date SHE and the Closing Date Shortfall, if any, so prepared will be final and binding upon the Parties unless a written notice of disagreement with respect thereto, specifying in reasonable detail the items, the nature and the reasons of such disagreement, is delivered by the Sellers to the Purchaser within ten (10) Business Days from the date on which these items have been delivered to the Sellers pursuant to Paragraph (a) preceding. The Seller shall only be entitled to serve a notice of disagreement pursuant to this Section 3.02(b) to the extent that the Closing Date Financial Statements, the Closing Date SHE and/or the Closing Date Shortfall have not been prepared or calculated in accordance with this Agreement (including Schedule 3.01).

(c)        If a notice of disagreement is given by the Sellers to the Purchaser as provided in Paragraph (b) preceding, during a period of fifteen (15) Business Days following the giving of such notice, the Sellers and the Purchaser will, in good faith, attempt to resolve any differences which they may have with respect to any matter specified in such notice of disagreement.

(d)        If, within such period, the Sellers and the Purchaser fail to reach an agreement in writing with respect to all of such matters, then all matters as to which agreement is not so reached will be submitted by either Party to and reviewed by the Independent Firm. Except for matters which are both (i) specifically set out in a notice of disagreement issued in accordance with Paragraph (b) preceding, and (ii) permitted under the terms of Paragraph (b) preceding to be included in such a notice, the Sellers shall be deemed to have agreed the Closing Date Financial Statements in full.

(e)        The Independent Firm shall (and shall be instructed by the Parties to):

(i)         consider only the disputed matters;

(ii)       determine the Closing Date Financial Statements and the Closing Date SHE in accordance with Schedule 3.01;

(iii)      be required to provide an explanation for its determination with respect to any such disagreement;

(iv)       allow each of the Parties to fully present its reasons and objections; and

(v)        act as an expert and not as an arbitrator.

(f)         As soon as reasonably possible and, in any case, within twenty (20) Business Days following the date on which the Independent Firm is informed of any disagreement between the Parties according to Paragraph (d) preceding, Independent Firm shall prepare or cause to have prepared and shall deliver to the Sellers and the Purchaser:

(i)         the Closing Date Financial Statements, the Closing Date SHE, adjusted to reflect any determination of Independent Firm with respect thereto, all as provided in Paragraph (e) preceding; and

(ii)       the determination of the Closing Date Shortfall, if any.

(g)        The Closing Date SHE, computed from the Closing Date Financial Statements and notified to the Sellers pursuant to Paragraph (a) in respect of which no notice of disagreement was given by the Sellers pursuant to Paragraph (b), any agreement reached between the Parties pursuant to Paragraph (c) and, in the absence of manifest error, the determinations of the Independent Firm with respect to the disputed matters pursuant to Paragraphs (e) and (f), shall be final and binding between the Parties and shall not be subject to appeal.

(h)        All fees and disbursements of the Independent Firm due in connection with the activities contemplated in this Section 3.02 shall be equally shared between the Sellers and the Purchaser or in such other proportions as the Independent Firm shall determine, in its absolute discretion.

3.03   Closing Date Shortfall.—(a) On the third (3rd) Business Day following the date on which the Closing Date Shortfall, if any, shall have become final and binding between the Parties pursuant to Section 3.02(g), the Sellers shall pay to the Purchaser the amounts (if any) payable under Section 2.01(d).

(b)        The Parties agree and acknowledge that the Closing Date Shortfall and the amounts payable under Section 2.01(d), if any, shall not be subject to any limitation whatsoever.

(c)        Any payment under Section 2.01(d) shall include, in addition, interest thereon calculated at the Agreed Rate for the period from (but excluding) the Closing Date to (and including) the date of actual payment.

3.04   Retention Arrangements.—During the period between the date of this Agreement and Closing, the Parties shall each use their best endeavours to procure that those of the Key Managers for whom the Purchaser proposes new terms of employment with the Companies enter into such terms as the Purchaser proposes, provided they are reasonable and appropriate having regard to the objective of retaining and incentivising those Key Managers.

3.05   Cooperation and Access.—During the period between the Closing Date and the date on which the Closing Date Financial Statements, the Closing Date SHE and the Closing Date Shortfall will become final and binding on the Parties in accordance with Section 3.02(g) preceding, the Purchaser shall:

(i)         provide reasonable assistance and cooperation, and cause the Companies to provide reasonable assistance and cooperation, to the Sellers in conducting the reviews and examinations contemplated in this Article III; and

(ii)       grant, and cause the Companies to grant, the Sellers (at the cost of the Sellers) and the Independent Firm all access to the properties, books, files and records of the Companies and to the employees, consultants, agents and attorneys thereof necessary for the purpose of conducting such reviews and examinations as may reasonably be required to complete the procedures contemplated in this Article III.

ARTICLE IV

Interim Management

4.01   Undertakings of the Sellers.—(a) Except as otherwise provided for in this Section 4.01 or in other Paragraphs, Sections or Articles to, this Agreement, or otherwise approved in writing by the Purchaser after the date hereof (which approval cannot be unreasonably withheld or delayed), during the period from the date of this Agreement to the Closing Date (the “Interim Period”) the Sellers shall take all reasonable actions within its powers to the extent permitted under applicable Law (including by voting of its Target shares) to cause the Companies (i) to conduct the Business in the ordinary course substantially consistent with past practice, and (ii) not to enter into any agreement, or incur any obligation, liability or indebtedness which could reasonably be expected to have a Material Adverse Effect.

(b)        In particular (without prejudice to the Sellers’ obligations in Paragraph (a) above), the Sellers shall also, subject to the aforesaid exceptions, cause the Companies not to:

(i)         in a single transaction or a series of connected transactions, sell, transfer, pledge, mortgage, lease or grant any option over any assets (including loans) or properties, which individually or together, have a value in excess of USD15,000,000, other than the transfer of the Take-Out Assets in accordance with the terms as set forth in this Agreement and the Reorganization Agreements, provided however that any sale or transfer on arm’s length terms from a Company to another Company shall be permitted without restrictions;

(ii)       materially increase the compensation payable or to become payable to any employee or consultant, other than increases made in accordance with normal past practice taking into account the current competitive market conditions or mandated by law or collective bargaining agreements, or which is otherwise, in all material respects, in accordance with any budget relating to the Companies (copies of which are included in the Data Room Documents and appended hereto as Schedule 4.01(b)(ii)), or dismiss or give notice to any of the Key Managers;

(iii)      make, incur or commit to any single capital expenditure (or series of connected capital expenditures) exceeding USD4,000,000 which is not provided for in, or is inconsistent with, any budget relating to the Companies (copies of which are included in the Data Room Documents and appended hereto as Schedule 4.01(b)(ii)) or which is otherwise outside the ordinary course of business;

(iv)       acquire or dispose, in any form, participations in the equity of other companies or acquire, dispose or lease (as lessor or lessee) any asset (including loans), business or segment of business exceeding USD4,000,000 for each transaction or series of connected transactions, other than the transfer of the Take-Out Assets and of the shares in Finansbank Malta in accordance with the terms as set forth in this Agreement and the Reorganization Agreements;

(v)        enter into any:

(1)        any agreement (other than contracts that are entered into the ordinary course of business) (A) involving payments by the Companies exceeding USD4,000,000 per annum, (B) which is material and cannot be performed within its terms within three (3) years after the date on which it is entered into or undertaken or which is material and cannot be terminated on 12 months’ notice or less, or (C) which may result in any material change in the nature or scope of the operations of the relevant Company (or any modification of an existing contract or arrangement which would itself fall, or cause the contract or arrangement concerned to fall, within any of (A) to (C) above or the making of any bid, tender, proposal or offer likely to lead to any such contract or arrangement);

(2)        joint venture agreements, whether or not in corporate form;

(vi)       (A) create, allot or issue any share or loan capital or any other security (or grant any option or rights over the same), (B) purchase, redeem, reduce, reclassify, pledge, encumber, sell or dispose of any of its (or its subsidiaries’) share or loan capital or other securities (or options or rights over the same), (C) declare, make or pay any dividend or other distribution of any kind, other than the payment of any dividends relating to the period from January 1, 2005 to December 31, 2005 payable to the holders of Founders’ Shares in accordance with the by-laws of Target in the amount of TRY 28,541,919;

(vii)     change its provisioning criteria inconsistently with past practice;

(viii)    amend its organizational documents;

(ix)       give any individual or series of connected guarantees, indemnities or other agreements to secure an obligation of a third party which if called would result in a cost to it of USD2,000,000 or more and which are outside its ordinary course of business;

(x)        enter into or modify any Third Party Assurance or Related Party Arrangement;

(xi)       settle any individual litigation claim where such settlement involves a total liability or cost of or in favour of the Companies of USD4,000,000 or more;

(xii)     take any action which is inconsistent with the terms of this Agreement;

(xiii)    prematurely repay or prepay any loans or other financial facilities or assistance made available to it;

(xiv)     cancel or reduce any of its insurance coverage in any material respect;

(xv)      permit any Permits or any Intellectual Property rights to expire or be prejudiced; or

(xvi)     agree to do any of the foregoing.

(c)        If, during the Interim Period, the Sellers or the Companies intend to take any of the actions referred to in Paragraph (b), the Sellers shall or shall cause the relevant Company to notify in writing the Purchaser’s designated representative which the Purchaser will identify in writing within and not later than two (2) Business Days after the date hereof (the “Designated Representative”).

(d)        Any action notified to the Designated Representative as provided in Paragraph (c) in respect of which the Designated Representative does not express its dissent in writing within and not later than five (5) Business Days from the date of receipt of the relevant written notification, shall be deemed to have been approved by the Purchaser.

(e)        Notwithstanding anything to the contrary herein contained, the Purchaser acknowledges that the provisions of Sections 4.01(a) and 4.01(b) shall not apply to the actions provided for in Schedule 4.01(e) attached hereto.

4.02   Access and Information.—(a) During the Interim Period the Sellers shall provide to the Purchaser all reasonable information and involvement concerning the Business that may be reasonably requested by it (subject to applicable laws and regulations) and that the Sellers are entitled to obtain and to provide to the Purchaser, in its capacity as shareholder of Target, provided however that, without the prior written consent of the Sellers (which shall not be unreasonably withheld or delayed), the Purchaser shall not be permitted to make contact with the employees, consultants, customers, distributors and agents of the Companies and provided further that nothing herein shall be construed as requiring the Sellers to furnish the Purchaser or provide the Purchaser with access to: (i) documents or matters which the Sellers are prohibited from disclosing by reason of contractual obligations, or (ii) any information that is subject to legal restraint or privilege.

(b)        Any confidential information provided to the Purchaser, its representatives or professional advisers pursuant to Section 4.02(a) will be subject to the provisions of Section 11.01(a).

ARTICLE V

The Closing

5.01   Date and Place of Closing.—The Closing shall take place at the offices of Target, in Buyukdere Cad., No:129, Gayrettepe, Sisli - Istanbul, Turkey, at 11:30 a.m. Istanbul time on the tenth (10th) Business Day following the Conditions Fulfillment Date.

5.02   Consummation of the Reorganization Agreements.—(a) On the Closing Date, FIBA HOLDING A.S. shall purchase from Target, and the Sellers shall cause Target to sell to FIBA HOLDING A.S., all of the rights, titles and interests (free and clear of any Encumbrances) of Target in the Take—Out Assets subject to the provisions of the Take-Out Assets Sale and Purchase Agreement.

(b)        On the Closing Date, the Sellers shall cause Finans International to sell to Target, and cause Target to purchase from Finans International, all of the rights, titles, and interests (free and clear of any Encumbrances) of Finans International in the Finansbank Malta Shares subject to the provisions of the Malta Sale and Purchase Agreement.

5.02(A)   Software License Agreement.—At Closing the Sellers shall procure that that the relevant Companies and International Subsidiaries have executed an agreement amending the terms of the software license agreement between IBTECH Uluslararasi Bilisim ve Iletisim Teknolojileri Arastirma ve Gelistirme and Finansbank Holland NV, dated March 22, 2006 (as so amended, the “Software License Agreement”) so that it takes the form set out in Schedule 5.02(A).

5.03   Deliveries by the Parties.—(a) In addition to any other action to be taken and to any other instrument to be executed or delivered pursuant to this Agreement (including, without limitation, actions and instruments referred to in Article IX), on the Closing Date:

(i)                          (1)   FIBA HOLDING A.S. shall execute, deliver and exchange with Target, and (together with the other Sellers) shall cause Target to execute, deliver and exchange with FIBA HOLDING A.S., such deeds of transfer as may be required to transfer to FIBA HOLDING A.S good and marketable title to the Take-Out Assets and pay to Target the Take-Out Assets Final Purchase Price;

(2)   FIBA HOLDING A.S shall cause Finans International to execute, deliver and exchange with Target and cause Target to execute, deliver and exchange with Finans International such deeds of transfer as may be required to transfer to Target good and marketable title to the Finansbank Malta Shares and pay the Malta Purchase Price to Finans International.

(ii)       upon consummation of the actions referred to in Paragraph (i) above, and simultaneously with the receipt by the Sellers of satisfactory evidence that irrevocable instructions for the transfer of the sums payable by the Purchaser under Sections 2.01(b)and 2.01(c) to the bank account indicated by the Sellers in accordance with Section 12.06(i) have been given by the Purchaser, the Sellers shall:

(1)        give irrevocable instructions to the custodian with whom the Shares and the Founders’ Shares are kept to transfer the Shares and the Founders’ Shares to the Purchaser’s account that the Purchaser shall have notified to the Sellers pursuant to Section 5.07 and shall execute and procure all other necessary persons, entities or companies, if any, to execute and do all such further endorsement, deed, assurance, acts and things as may be reasonably required as per the provisions of the Turkish Commercial Code (Law No. 6762) and the Articles of Association of the Company to ensure that the Purchaser becomes, on the Closing Date, the legal owner of the Shares and the Founders’ Shares;

(2)        execute and deliver, or cause to be executed and delivered, to the Purchaser such transfer or other instruments as may be necessary, under applicable Law, to properly effect the purposes of this Agreement or comply with any applicable Law;

(3)        execute and deliver to the Purchaser all other previously undelivered items required to be delivered pursuant to this Agreement or in connection herewith;

(4)        deliver to the Purchaser duly executed transfers of all of the shares in the Subsidiaries not held by the Companies save for those shares listed in Schedule 5.03(a)(ii)(4) to such person(s) as the Purchaser may notify to the Seller in writing at least three (3) Business Days prior to Closing;

(5)        execute and deliver to the Purchaser a written declaration, dated as of the Closing Date, confirming the absence of any Material Adverse Change since the date of this Agreement until and including the Closing Date; and

(6)        deliver to the Purchaser a written declaration, dated as of the Closing Date, confirming that all the representations and warranties of the Sellers contained herein remain true, correct and not misleading in all respects as of the Closing Date; and

(7)        deliver to the Purchaser duly executed versions of the Software License Agreement; and

(iii)      the Purchaser shall pay, or cause to be paid, to the Sellers the sums payable by the Purchaser under Sections 2.01(b) and 2.01(c) in accordance with the applicable provisions of this Agreement.

(b)        On Closing, the Parties shall cause to be delivered the items set out in Schedule 5.03(c).

5.04   Remedies.—If the respective obligations of the Sellers or the Purchaser under Section 5.03 are not complied with in any material respect on the Closing Date, the non-defaulting Party may, without prejudice to any other right and remedy under this Agreement and applicable Law:

(i)         defer the Closing (in which case this Article V shall apply to the Closing as so deferred); or

(ii)       waive all or any such act or obligation and proceed to the Closing as far as practicable; or

(iii)      forthwith terminate this Agreement by notice in writing to the defaulting Party.

5.05   One Transaction.—All actions and transactions constituting the Closing pursuant to Section 5.03 shall be regarded as one single transaction so that, at the option of the Party having interest in the performance of the specific action or transaction, no action or transaction shall be deemed to have taken place if and until all other actions and transactions constituting the Closing shall have been properly performed in accordance with the provisions of this Agreement and, for the avoidance of doubt, the Purchaser shall not be obliged to proceed with the purchase of any of the Shares or the Founders’ Shares unless all of them are transferred to it at Closing.

5.06   Directors and Auditors.

(a)        The Sellers shall:

(i)         cause five (5) of the seven (7) elected directors of Target to resign or otherwise cease from office on or as of the Closing Date without cost to Target, other than the payment of any unpaid compensation accrued up to the date of such resignation or other termination from office;

(ii)       use its best efforts to cause the (actual and alternate) members of the board of statutory auditors of Target and its Subsidiaries to resign or otherwise cease from office on or as of the Closing Date without cost to Target, other than the payment of any unpaid compensation accrued up to the date of such resignation or other termination from office;

(iii)      cause and deliver documentation to the effect that all members of the board of directors and the auditors of the Target and the Subsidiaries have executed release letters stating that each have no claim against or any receivables from the respective Companies as of Closing in the form set out in Schedule 5.06(a)(iii);

(iv)       cause a meeting of the board of directors of Target and the Subsidiaries to be validly convened and held on the Closing Date for the purpose of electing new directors and auditors in substitution of the directors and auditors ceased from office pursuant to Paragraphs (i) and (ii) preceding, all in accordance with the Purchaser’s instructions to be communicated to the Sellers in writing not later than three (3) Business Days prior to the Closing Date;

(v)        cause the remaining directors of Target (namely all directors other than those elected in accordance with Paragraph (iii) preceding) to tender their resignation from office on the Closing Date effective as of such later date as shall be determined by the Purchaser, without cost to Target, other than the payment of any unpaid compensation accrued up to the effective date of such resignation.

(b)        The Purchaser undertakes not to initiate or permit to be initiated by Target or by any of the Subsidiaries any action, suit, claim or litigation against the directors and/or statutory auditors of Target or any of the Subsidiaries, as the case may be, who will have resigned from office pursuant to Section 5.06(a) and in case of any such action, suit, claim or litigation the Purchaser shall procure that, to the extent lawfully possible, the Company shall (and if the Company is not lawfully able, the Purchaser shall) indemnify and keep the relevant directors and/or auditors harmless from any and all damages, liabilities or costs (including legal expenses) arising out of any such action, suit, claim or litigation (save to the extent that any such damage, liability or cost is covered by any insurance policy). The provisions of this Section 5.06(b) shall not apply in respect of any action, suit, claim or litigation to the extent that it relates to any fraud or gross negligence on the part of the relevant director or statutory auditor.

(c)        The undertakings of the Purchaser set out above shall remain in full force and effect until such time when any claim against such directors and statutory auditors is barred by virtue of the expiration of the applicable statute of limitations. The Sellers undertake that, save in respect of fraud or dishonesty, no claim will be made by the Sellers or any of their respective Affiliates against any officer or employee of the Companies in respect of any misrepresentation, inaccuracy, or omission in or from information or advice provided by such employee for the purpose of assisting the Sellers to give the representations and warranties and undertakings set out in Article VI or to prepare any disclosures against such representations and warranties.

5.07   Purchaser’s Account.   The Purchaser shall notify in writing at least four (4) Business Days prior to the Closing Date the Purchaser’s account (or any other account designated by the Purchaser) to which the transfer of the Shares will be effected pursuant to Section 5.03(ii)(1).

ARTICLE VI

Representations and Warranties of the Sellers

6.01   Undertakings of the Sellers.—The Sellers hereby make the following representations and warranties to the Purchaser, provided that the Sellers shall not be liable under the representations and warranties set forth in this Article VI (other than the representations and warranties set forth in Section 6.01.04 and Sections 6.01.05(b) to (e) inclusive) in respect of any events or circumstances fairly disclosed (A) in this Agreement or in any Schedules attached to this Agreement (including the correspondence and other documents sent or delivered to the Purchaser listed in Schedule 6.01); (B) in writing before the execution of this Agreement to the Purchaser, its representatives, directors, auditors, employees, advisors or officers by the Sellers or their representatives, directors, auditors, employees, advisors or officers, or (C) in the Data Room Documents.

6.01.01   Organization and Standing.—The Sellers and each of the Companies are corporations duly incorporated, validly existing and in good standing under the Laws of their respective jurisdiction of incorporation and have full power and authority to conduct their Business as presently conducted and to own their assets and properties as presently owned. The details of the Companies set out in Schedule 6.01.01 hereto are true, accurate and not misleading.

6.01.02   Authorization.—All corporate actions and, except to the extent relevant to the Conditions Precedent, all other governmental, statutory, regulatory or other consents, licenses, authorizations, waivers or other proceedings required to be taken by, or on behalf of, the Sellers to authorize them to enter into and to perform this Agreement have been duly and properly taken or obtained, and this Agreement has been duly executed and delivered by the Sellers and constitutes the valid and binding obligation of the Sellers, enforceable against them in accordance with the terms of this Agreement.

6.01.03   No Conflict.—The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, will not result in a breach of, or constitute a default under the articles of association or the by-laws of the Sellers, or of any material agreement or instrument by which the Sellers are bound, or violate any Law applicable to the Sellers.

6.01.04   Ownership.—(a) The Sellers are the sole owners of and have good and marketable title to the Shares and the Founders’ Shares, free and clear of any Encumbrances, and have the full right, power and authority to sell, assign, transfer and deliver the Shares and the Founders’ Shares.

(b)        Target, directly or through the relevant Subsidiaries, has good and marketable title to all of the shares, quotas or other stock of all the Subsidiaries, free and clear of any Encumbrances, all as set forth in Schedule 6.01.01.

6.01.05   By-laws and Capitalization.—(a) A true and complete copy of the by-laws of Target, as currently in force, are attached hereto as Schedule 6.01.05(a).

(b)        The paid-in capital of each of the Companies, including the number of issued and outstanding shares of capital stock, is as set forth in Schedule 6.01.01.

(c)        The Shares are fully paid in and represent 46% of the issued and outstanding ordinary share capital of Target.

(d)        The Founders’ Shares represent 100% of the issued and outstanding founders shares of Target.

(e)        There are no options, warrants, conversion or subscription rights, agreements, contracts or commitments of any kind obligating the Companies or any of them, conditionally or otherwise, to issue or sell any new shares of capital stock, or any instrument convertible into or exchangeable for any such shares, or to repurchase or redeem any of their shares.

6.01.06   Financial Statements.—(a) The Financial Statements have been prepared in accordance with all applicable Laws and in accordance with IFRS and give a true and fair view of the state of affairs of the Target and the Subsidiaries and their assets and liabilities as at the date to which they were prepared and in respect of the periods for which they were prepared. The Financial Statements either make adequate provision for, or disclose in accordance with the relevant generally accepted accounting principles, all material liabilities (whether actual, contingent or disputed and including finance lease commitments and pension liabilities), all outstanding material capital commitments and all material bad or doubtful debts of Target.

(b)        The Balance Sheet Date Pro Forma Financial Statements have been prepared using the same accounting principles and follow the same accounting policies as those applied in the preparation of the Balance Sheet Date Financial Statements. The Balance Sheet Date Pro Forma Financial Statements reflect the consolidated financial position of Target and the Companies, with the participation in the International Subsidiaries as a single line item with a carrying value of TRY 364,409,000.

(c)        Other than those disclosed in the respective footnotes, the results shown by the Financial Statements were not affected by (i) any extraordinary or exceptional item or (ii) by any other factor rendering such results for all or any of those periods unusually high or low to any material extent or (iii) by any Related Party Arrangement not being on terms which are, or not being implemented in a manner which is, arm’s length.

6.01.07   Absence of Material Changes.—Except as set forth on Schedule 6.01.07 or as otherwise contemplated by this Agreement, since the Balance Sheet Date:

(a)        the Business of the Companies have been carried out in the ordinary course consistent with past practice;

(b)        there has not been any Material Adverse Effect or any changes, effects, events, occurrences or states of facts that, taken together, could reasonably be expected to have a Material Adverse Effect;

(c)        none of the Companies have declared, authorized, paid or made, any dividend or other distribution (whether in cash, stock or in kind) (except for any dividends provided for in the Balance Sheet Date Financial Statements) nor has any Company reduced its paid in share capital and none of the Companies have issued or agreed to issue any share or loan capital or other similar interest other than (i) by way of re-capitalizing its surplus resulting from net earnings, revaluation of fixed assets or capital gains generated from disposal of participations or the application of inflation accounting recorded in their respective balance sheets, (ii) the payment of dividends (a) by the Target in the amount of TRY 28,541,919 relating to the period from January 1, 2005 to December 31, 2005 payable to the holders of Founders’ Shares in accordance with the by-laws of Target, or (b) by any one Company to another Company;

(d)        the aggregate capital or operational expenditure incurred and/or committed by the Companies has not exceeded the amount respectively budgeted for capital or operational expenditure in the budget appended hereto as Schedule 4.01(b)(ii) for the period by 20% or more;

(e)        none of the Companies have acquired or disposed of, or agreed to acquire or dispose of, any one or more assets (including loans) in a single transaction or series of connected transactions, where the value of such assets, exceeds USD15,000,000.

6.01.07A   No Undisclosed Liabilities.—To the Sellers’ knowledge, there are no actual or contingent liabilities of the Companies except for:

(a)        liabilities disclosed or provided for in the Balance Sheet Date Financial Statements; or

(b)        liabilities incurred in the ordinary and usual course of business since the Balance Sheet Date which do not result in Material Adverse Effect.

6.01.08   Tangible Property.—(a) Except as set forth on Schedule 6.01.08, each of Target and the Subsidiaries has good and valid title to, or a valid and binding leasehold interest or license in or right to use, all tangible assets currently owned or used by such companies in connection with the conduct and operation of the Business, free and clear of any Encumbrance, except for Permitted Encumbrances and for assets the absence of which, taken together, could not reasonably be expected to have a Material Adverse Effect. Full details of the real estate assets (reflecting whether such assets are owned or leased by the Companies) are set out in the Data Room Documents. Where any asset is used but not owned by the Companies, the Companies are in material compliance with the terms and conditions of their use.

(b)        The rights, properties and assets of the Companies, the facilities and services to which the Companies have a contractual right, and the rights of the Purchaser pursuant to this Agreement and the agreements to be entered into pursuant hereto together include all rights, properties, assets, facilities and services which are necessary for the Purchaser to carry on the business of the Companies after Closing in the places and substantially in the manner in which it is carried on as at the date of this Agreement and was carried on in the 12 months prior to the date of this Agreement. None of the Companies depend in any material respect on the use of assets owned, or facilities and services provided, by any of the Sellers or their Affiliates which will not be transferred to the Purchaser or to the Companies on Closing.

(c)        True and complete copies of the material insurances maintained by or covering the Companies are included in the Data Room Documents. Those insurances are, in all material respects, in full force and effect and are not void or voidable, all premiums payable to date have been paid and, to the Sellers’ knowledge, there are no circumstances which might lead to the insurers avoiding any liability to any material extent under them or the premiums being increased to any material extent.

6.01.09   Intellectual Property.—(a) Except as otherwise provided in Schedule 6.01.09(a) attached hereto:

(i)         each of the Target and the Subsidiaries owns or has a valid right to use all Intellectual Property necessary for the conduct of its Business in all material respects as currently carried on and as has been carried on in the last 12 months, such Intellectual Property is valid and enforceable and, to the Sellers knowledge, such use does not infringe upon, constitute a misappropriation of, or otherwise violate the rights of, any third party;

(ii)       there is no other Intellectual Property which is used by the Companies in connection with the operations of their Business or is necessary to carry on such Business in all material respects in the way it is now carried on;

(iii)      there is no claim of any Person or any proceeding pending or, to the Sellers knowledge, threatened which claims the activities of any of the Companies infringe the Intellectual Property of a third party; and

(iv)       without prejudice to Section 6.01.09(a) above, the Companies own the Finansbank Brand.

(b)        The Owned IP is not subject to amendment, challenge, removal or surrender. All fees relating to the Owned IP have been paid. No licenses have been or are likely to be granted for the Owned IP. No third party is infringing the Owned IP.

(c)        The Intellectual Property owned or used by the Companies will not be lost, or rendered liable to termination, by virtue of the execution and/or performance of this Agreement.

(d)        None of the International Subsidiaries owns any of the Intellectual Property which is used by the Companies in connection with the operations of their Business or is necessary to carry on such Business in the way it is now carried on.

(e)        As used herein the term “Intellectual Property” shall include patents, patent applications, utility models, inventions, trademarks (whether registered or unregistered), trademark applications, service marks, service names, trade names, copyrights, trade secrets, technology and computer software which are material to the Business of the Companies.

6.01.9A    Information Technology.—(a) The Internal IT Systems are owned by or properly licensed by third parties to the Companies. The Companies are not in default under any third party license and there are no grounds on which these licenses may be terminated. There are no disputes or material service delivery issues under such licenses.

(b)        The ownership, benefit, or right to use the Internal IT Systems will not be lost by virtue of the performance of this Agreement.

(c)        The Internal IT Systems are adequate for the needs of the business of the Companies.

(d)        The Internal IT Systems have not failed and the data which they process has not been corrupted, save for any failures or corruptions which, taken together, have not had and could not reasonably be expected to have a Material Adverse Effect.

(e)        The Companies have, in accordance with such local industry practice as is reasonable in the Business, taken precautions to preserve the availability, security and integrity of the Internal IT Systems and the data and information stored on the Internal IT Systems.

6.01.10   Taxes.—Except as set forth on Schedule 6.01.10:

(a)        All Tax returns, notices, reports and forms and other information required to be filed by any applicable state, local or foreign Tax Laws by or on behalf of Target or the Subsidiaries have been filed in a timely manner (within any applicable extension periods) and in accordance with the requirements of such Tax Laws.

(b)        All Taxes shown to be due on such returns, reports and forms have been timely paid in full or will be timely paid in full by the due date thereof up to the Closing Date, or adequate reserves have been created in the Financial Statements.

(c)        To the Sellers knowledge, as of the date hereof no material claims are being asserted in writing with respect to any Taxes of Target or the Subsidiaries and none of the Companies has in the last five (5) years been the subject of any material investigation, enquiry, audit or non routine visit by any tax authority. To the Sellers’ knowledge there is no planned investigation, enquiry, audit or non routine visit by any tax authority and there are no facts which could reasonably be expected by the Sellers to lead to such an investigation, enquiry, audit or non routine visit being instituted.

(d)        No tax authority has operated or agreed to operate any special arrangement (being an arrangement which is not based on relevant legislation or any published practice) in relation to the Companies’ affairs.

(e)        Save in respect of Finansbank Malta, the Companies are and have at all times been resident for tax purposes in Turkey and are not and have not at any time been treated as resident in any other jurisdiction for any tax purpose (including any double taxation arrangement). Finansbank Malta is and has at all times been resident for tax purposes in Malta and is not and has not at any time been treated as resident in any other jurisdiction for any tax purpose (including any double taxation arrangement). None of the Companies are subject to tax in any jurisdiction other than its place of incorporation by virtue of having a permanent establishment or other place of business in that jurisdiction.

6.01.11   Litigation and Claims.—(a) Except as set forth on Schedule 6.01.11, there is no material action, suit, proceeding, arbitration or administrative proceeding which is in progress or which has been threatened in writing against any Company. The Sellers are not aware of any circumstances which are likely to give rise to any such proceedings. To the Sellers’ knowledge, no governmental, administrative, regulatory or other official investigation or inquiry concerning the Companies is in progress or pending and there are no circumstances likely to lead to any such investigation or inquiry.

(b)        Except as claimant in the collection of debts arising in the ordinary course of business, none of the Companies are claimants in or otherwise a party to any material action, suit, proceeding, arbitration, administrative proceedings or governmental investigation, which is in progress, threatened or pending by or against or concerning it or any of its assets, save for proceedings which, if ruled adversely, could not, taken in the aggregate, reasonably be expected to have a Material Adverse Effect.

In this section 6.01.11 only, “material” refers to proceedings which could have a cost (including a loss of profit), benefit or value to the Companies of USD4,000,000 or more.

6.01.12   Compliance with Laws.—(a) As of the date of this Agreement, each of Target and the Subsidiaries (i) has in full force and effect all Permits and (ii) is in compliance in all material respects with the provisions of such Permits.

(b)        Copies of all Permits are attached as Schedule 6.01.12. To the Sellers’ knowledge, there are no circumstances which indicate that any Permit will or is likely to be revoked or not renewed, in whole or in part, in the ordinary course of events (whether as a result of the transactions contemplated by this Agreement or otherwise).

(c)        Each of the Companies has conducted its business and corporate affairs in accordance with, and is compliant with, its memorandum and articles of association, by-laws or other equivalent constitutional documents and all applicable Laws and regulations, all requirements of any applicable Governmental Body (including the CMB, BRSA, SDIF, Competition Authority, Social Security Institution and Tax Authorities of Turkey), and any order or judgement of any kind.

(d)        None of the Companies is subject to any order, judgment, decision or direction given by any Governmental Body, or is party to any undertaking or assurance given to any such Governmental Body, in relation to competition matters which is still in force.

6.01.13   Employees.—(a) All Employees are regularly recorded in the appropriate books of Target or the Subsidiaries, as the case may be, together with the aggregate compensation payable to each of them, all in accordance with applicable laws and regulations.

(b)        To the Sellers knowledge, Target and the Subsidiaries: (i) have made all filings and taken all actions required to be made or taken under applicable labour and social security laws and regulations; and (ii) have fully paid all labour and social security charges due under such laws and regulations, the absence of which, taken together, could be reasonably expected to have a Material Adverse Effect.

(c)        There are no material amounts owing to any present or former director or employee of the Companies other than remuneration accrued due for the current pay period or for reimbursement of reasonable business expenses. None of the Companies have committed to introduce, or make any material amendment to, any share incentive scheme, share option scheme or profit sharing, bonus, commission or other such incentive scheme, nor has any Company made or agreed or promised to make any payment on or following termination of the employment of any director or employee in connection with the sale and purchase of the Shares or the Founders’ Shares contemplated by this Agreement.

(d)        Other than the statutory social security plans operated under public law or regulation in Turkey, none of the Companies provide or contribute to or is (or could become) liable to provide or contribute to the provision of retirement, superannuation, provident, death, disability, health, housing or other insurance benefits or benefit programs (“Benefits”) for or in respect of any current or former employee or director of any of the Companies. None of the Companies has ever participated in a scheme, fund, arrangement, plan or agreement providing Benefits for or in respect of any employee or former employee of the Companies.

(e)        The execution and performance of this Agreement will not cause or result in any increase in the amounts payable or prospectively or contingently payable in respect of any employee or trigger an entitlement to benefits which would not otherwise arise at such time, and will not trigger or accelerate the vesting, timing of funding or payment of any benefits (in money or property) in respect of any employee.

(f)         Other than the General Manager of Finans Yatirim Menkul Degerler A.S., no Key Manager has given, or has been given, notice terminating his or her employment or would be entitled to give notice as a result of this Agreement.

6.01.14   No Brokers.—Except for the fees due to Morgan Stanley & Co. Limited which will be paid by the Sellers or its Affiliates, neither the Sellers nor its Affiliates have incurred any liability for any brokerage, finder’s or similar fees or commissions in connection with the transactions contemplated hereby the payment of which could be validly claimed from the Purchaser or any of the Companies.

6.01.16   Material contracts.—True and complete copies of all agreements and arrangements to which any of the Companies is a party and (i) which involves or is likely to involve expenditure by the Companies totaling in excess of USD4,000,000 per annum, or (ii) which cannot be performed within its terms within three (3) years after the date on which it was entered into or cannot be terminated on 12 months’ notice or less, has been disclosed in the Data Room Documents.

6.01.17   Defaults.—None of the Companies is in material default under any agreement or arrangement to which it is a party and, to the Sellers’ knowledge, there are no circumstances likely to give rise to such a default, in each case where such default would, when taken together with any other defaults, result in a Material Adverse Effect.

6.01.18   Third Party Assurances and Related Party Arrangements.—True and complete copies and details of all Third Party Assurances and Related Party Arrangements are included in the Data Room Documents.

6.01.19   Winding up.—No order has been made, petition presented or meeting convened for the winding up of any of the Sellers or any of the Companies, or for the appointment of any provisional liquidator or in relation to any other process whereby any element of the Business is terminated and the assets of the Company or Companies concerned are distributed amongst the creditors and/or shareholders or other contributors.

6.01.21   Voluntary arrangement etc.—None of the Sellers or any of the Companies has taken any step with a view to a suspension of payments or a moratorium of any indebtedness or has made any voluntary arrangement with any of its creditors or is insolvent or unable to pay its debts as they fall due.

6.01.22   Registration of charges.—All material charges in favor of Target or any of the Subsidiaries required to be registered have been so registered to comply with all necessary formalities as to registration or otherwise in any applicable jurisdiction.

6.02   Accuracy as at the Closing Date.—The representations and warranties of the Sellers contained herein shall also be true and correct in all material respects as of, and as though made on, the Closing Date, except as affected by transactions specifically contemplated herein or otherwise approved in writing by the Purchaser.

6.03   No Other Representations and Warranties.—The representations and warranties of the Sellers contained in this Article VI are in lieu of all other representations and warranties however provided under applicable Law and constitute all of the representations and warranties made by the Sellers in connection with the purchase and sale of the Shares and any other transactions contemplated by this Agreement. In particular, except for the representations and warranties contained in this Article VI, the Sellers do not make any representations or warranties, and the Sellers hereby disclaim any other representations or warranties, whether made by the Sellers, any Affiliate of the Sellers, Target, any Subsidiary, or any of their respective officers, directors, employees, agents, advisors or representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to the Purchaser or its representatives of any documentation or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, the Sellers make no representation and give no warranty to the Purchaser with respect to financial projections, budgets or management analyses and to the future profitability and financial performance of Target and the Subsidiaries.

6.04   Obligation to Notify.: Each of the Sellers undertakes to notify the Purchaser, and the Purchaser undertakes to notify the Sellers, in writing promptly if it becomes aware of any circumstance arising after the date of this Agreement and prior to Closing which would or might cause any representation or warranty given by such Party to become untrue or inaccurate or misleading in any respect.

ARTICLE VII

Representations and Warranties of the Purchaser

7.01   Undertaking of the Purchaser.—The Purchaser hereby makes the following representations and warranties to the Sellers.

7.01.01   Organization and Standing.—The Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has full power and authority to conduct its business as presently conducted and to own its assets and properties as presently owned.

7.01.02   Authorization.—(a) All corporate actions and, except to the extent relevant to the Conditions Precedent, all other governmental, statutory, regulatory or other consents, licenses, authorizations, waivers or other proceedings required to be taken by, or on behalf of, the Purchaser to authorize the Purchaser to enter into and to perform this Agreement have been duly and properly taken or obtained, and this Agreement has been duly executed and delivered by the Purchaser and constitutes the valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms.

(b)   Except as otherwise provided in Section 10.01, no application to, or filing with, or consent, authorization or approval of, or license, permit, registration, declaration or exemption granted by, any supranational or Governmental Body is required of the Purchaser in connection with the execution and performance of this Agreement.

7.01.03   No Conflict.—The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, will not conflict with, result in a breach of, constitute a default under, or give rise to a right of termination, cancellation or acceleration of, the articles of association or the by-laws of the Purchaser, or any agreement or instrument by which it is bound, or violate any Law applicable to it.

7.01.04   No Brokers.—Except for the fees due to Credit Suisse and Goldman Sachs International, which will be paid by the Purchaser, the Purchaser has not incurred any liability for any brokerage, finder’s or similar fees or commissions in connection with the transactions contemplated hereby the payment of which could be validly claimed from the Sellers or any of its Affiliates.

7.02   Accuracy as of the Closing Date.—The representations and warranties of the Purchaser contained herein shall be true and correct also as of, and as though made on, the Closing Date.

ARTICLE VIII

Indemnification

8.01   Indemnification obligation of the Sellers.—(a) Subject to the applicable provisions of this Article VIII, the Sellers as from the Closing Date shall indemnify and hold the Purchaser harmless in respect of:

(i)         the Relevant Percentage of any costs, losses or damages incurred or suffered by the Companies which would have not been so incurred or suffered had the representations and warranties of the Sellers herein contained been true and correct;

(ii)       any and all direct damages suffered by the Purchaser arising out or as a result of any breach of the representations, warranties, undertakings or covenants of the Sellers contained in this Agreement, to the extent that such damages are not indemnifiable under Paragraph (i) preceding.

(b)        For the purposes of this Article VIII, the term “Relevant Percentage” means: (i) the Acquired Percentage of the amount to which it refers, if the costs, losses or damages concerned are incurred by Target; (ii) the Acquired Percentage of a percentage equal to that set out on Schedule 8.01(a), if the costs, losses or damages concerned are incurred by the Subsidiaries.

(c)        Subject to the applicable provisions of Section 8.04, the Sellers shall indemnify and hold the Purchaser and the Companies harmless in respect of any and all costs, losses, damages, liabilities or expenses (including Tax) which are incurred, suffered or otherwise payable by the Purchaser or the Companies following Closing and which arise from or are otherwise connected or relate to (A) the transfers and other matters implemented pursuant to the Reorganization Agreements, (B) a breach of the Reorganization Agreements by the Sellers, or (C) any claims of any kind relating to the International Subsidiaries.

(d)        Notwithstanding any provision to the contrary in Section 8.04 or in any other Section of this Agreement (each of which is expressly overridden by this Section 8.01(d)):

(1)        the exclusions and limitations set forth in Section 8.04(a)(i) shall apply solely with respect to claims for breaches of the representations and warranties set out in Article VI or under the indemnity set out in Section 8.01(A);

(2)        the exclusions and limitations set forth in Section 8.04(a)(ii)(aa) shall apply solely with respect to claims for breaches of the representations and warranties set out in Article VI;

(2A)    the exclusions and limitations set forth in Section 8.04(a)(ii)(bb) shall apply solely with respect to claims under the indemnity set out in Section 8.01(A);

(3)        the exclusions and limitations set forth in Section 8.04(a)(iii) to (v) and 8.04 (c) to (k) inclusive shall apply solely with respect to claims for breaches of the representations and warranties set out in Article VI, the indemnity set out in Section 8.01(A) and the indemnity set out in Section 8.01(c);

(4)        the exclusions and limitations set forth in Section 8.04(b) shall apply solely with respect to claims for breaches of the representations and warranties set out in Article VI; and

(5)        in determining the Sellers’ liability in relation to any claim under, or in respect of a breach of, this Agreement, no account shall be taken of, and none of the exclusions in Section 8.04 shall operate by reference to, the Ongoing Tax Proceedings;

provided that none of the exclusions and limitations in this Article VIII shall apply to the indemnity given by the Sellers to the Purchaser pursuant to this Section 8.01 with respect to the warranties set out in Section 6.01.04 and Sections 6.01.05(b) to (e).

8.01(A)   Tax Indemnity.—(a) The Sellers undertake to the Purchaser to pay to the Purchaser, or to procure the payment to the Purchaser of, an amount equal to the Relevant Percentage of:

(i)         the amount (as determined by the Parties’ agreement or by a Final Assessment) of any and all liabilities to Tax incurred or suffered (or, but for the use or set-off of any relief arising to a Company in respect of an event occurring or period falling after Closing or arising to any other member of the same group as the Purchaser for any Tax purpose, would have been incurred or suffered) by a Company to the extent that any of the same arise in respect of any income, profits or gains earned, accrued or received on or before the Closing Date (including any income, profits or gains which, for Tax purposes, are deemed to have been or are treated or regarded as earned, accrued or received on or before the Closing Date);

(ii)       the amount (as determined by the Parties’ agreement or by a Final Assessment) of any and all liabilities to Tax incurred or suffered (or, but for the use or set-off of any relief arising to a Company in respect of an event occurring or period falling after or arising to any other member of the same group as the Purchaser for any Tax purpose, would have been incurred or suffered) by a Company to the extent that any of the same arise in respect of any event which occurs or occurred (or is deemed to occur or to have occurred) on or before the Closing Date (including any series or combination of events the first of which occurred, or is deemed to have occurred, on or before the Closing Date),

(in each case, howsoever such amount is settled and taking into account any tax paid after Closing in respect of the relevant period, together in each case with an amount equal to the Relevant Percentage of reasonable legal expenses incurred by the Company in relation to the Tax liability concerned).

(b)        For the purpose of this Section 8.01(A), an amount shall be treated as having been determined by a “Final Assessment” if that amount is determined by means of a final and irrevocable court decision in respect of levies imposed on the respective Company by the relevant Tax authorities for a particular period following all audits and all administrative and/or other like proceedings in respect of the respective Company’s Tax affairs and in respect of that period.

(c)        If a provisional Tax Return must be submitted to the Tax authorities at any time relating to any liability which would fall to be indemnified under Section 8.01(A) if that liability had at that stage been determined by the Parties’ agreement or by a Final Assessment and Tax will thereby be paid to the Tax authorities (a “Tax Payment”) then the Sellers shall pay to the Purchaser, or procure that payment to the Purchaser of, the Relevant Percentage of such Tax Payment, the due date for the making of such payment being the date ten (10) Business Days after the date the respective Company submits its Tax Return and makes the Tax Payment to the Tx authorities. If any payment is made or procured to be made by the Sellers under this paragraph (c) in respect of a specified period (a “Tax Return Indemnity Payment”) then, following a Final Assessment in respect of that period:

(i)         if the total amount (for the avoidance of doubt, ignoring for that purpose the fact that the Tax Return Indemnity Payment has been made) for which the Sellers are liable to the Purchaser under paragraphs (a) and (b) above in respect of that period (the “Actual Liability” in respect of that period) is greater than the Tax Return Indemnity Payment made in respect of that period, then the Sellers shall pay to the Purchaser, or procure the payment to the Purchaser of, an amount equal to the difference; and

(ii)       if the Actual Liability in respect of that period is less than the Tax Return Indemnity Payment made in respect of that period, then the Purchaser shall pay to the Sellers an amount equal to the difference.

If Section 8.01(A)(c) does not apply, the Sellers shall pay to the Purchaser, or procure the payment to the Purchaser of, any amount payable under Section 8.01(A)(a) on or before the date which is the later of the date ten (10) Business Days after demand is made therefore by the Purchaser and two (2) Business Days before the first date on which the Tax in question becomes recoverable by the Tax authority demanding the same (or, in the case of the use or set-off of a relief referred to in paragraph 8.01(A)(a)(i), two (2) Business Days before the first date on which Tax which would not have been payable but for such use or set-off becomes recoverable by the Tax authority demanding the same).

8.02   Procedure for the request of indemnification.—If any event occurs which could give rise to the Sellers’ liability under Section 8.01, the following provisions shall apply:

(i)         without prejudice to the provisions of Section 8.04(g), on becoming aware that such event could give rise to a Sellers’ liability under Section 8.01, the Purchaser shall as soon as reasonably practicable give written notice to the Sellers of the relevant event, and shall provide all reasonable details thereof, indicating the amount allegedly due by the Sellers according to such claim;

(ii)       the Sellers shall be entitled to challenge in writing the claim notified by the Purchaser according to the preceding Paragraph 8.02(i), within ten (10) Business Days of the day of receipt of the notice set out in Paragraph 8.02(i);

(iii)      if the notice sent by the Purchaser according to Paragraph 8.02(i) is challenged by the Sellers according to Paragraph 8.02(ii), then during a period of twenty (20) Business Days following the giving of the notice by the Sellers under Paragraph 8.02(ii) preceding, the Sellers and the Purchaser shall attempt to resolve any differences which they may have with respect to any matters constituting the subject matter of such notice. If, at the end of such period, the Sellers and the Purchaser fail to reach an agreement in writing with respect to all such matters, then all matters as to which an agreement is not so reached may be submitted to arbitration pursuant to Article XIII.

8.03   Delay in Payment.—In case of delay in making the payment of any amount due according to Section 8.01, the Sellers shall pay to the Purchaser, in addition, interest thereon calculated at the Agreed Rate for the period between the date on which any payment for indemnification is due by the Sellers to the Purchaser according to the provisions of Sections 8.01 and 8.02 and the date on which such payment is actually made.

8.04   Exclusions and Limitations.—Subject in each case to Section 8.01(d) (which shall override this Section 8.04), notwithstanding any other provision of this Agreement or of any applicable Law to the contrary:

(a)   the Sellers shall not be liable to the Purchaser under Section 8.01 or Section 8.01(A):

(i)         if the amount due in connection with any single occurrence giving rise to liability pursuant thereto does not exceed USD750,000. For these purposes, a series of claims arising out of the same cause, facts or circumstances shall be aggregated to form a single claim or a single occurrence;

(ii)

(aa)      in respect of claims under Section 8.01, until the aggregate of all amounts that would otherwise be due pursuant to Section 8.01 exceeds USD 150,000,000, provided that if such limit is exceeded, the Sellers’ liability shall be limited to the excess and provided further that all sums in respect of which the Sellers liability is excluded pursuant to Paragraph (i) preceding shall be disregarded for the purposes of the threshold provided in this Paragraph (ii)(aa);

(bb)     in respect of claims under Section 8.01(A), until the aggregate of all amounts that would otherwise be due (or would be due but for paragraph (a)(i) above) pursuant to Section 8.01(A) exceeds USD 25,000,000, provided that if such limit is exceeded, the Sellers’ liability shall be for the whole amount of such claims and not merely the excess (for the avoidance of doubt, all sums in respect of which the Sellers liability is excluded pursuant to Paragraph (a)(i) preceding shall not be disregarded for the purposes of the threshold provided in this Paragraph (ii)(bb));

(iii)      in the event and to the extent that any loss, cost or damage to be indemnified by the Sellers under Section 8.01 is covered by any insurance policy of the Companies, and actual recovery is made from the relevant insurer(s), in which event the amount to be indemnified by the Sellers shall be reduced by the Relevant Percentage of the amount actually recovered by the Companies from such insurer(s) (minus costs and expenses incurred by the Purchaser and/or the Companies in making such recovery and any tax incurred by any of them in the amounts so recovered);

(iv)       in the event and to the extent that any loss, cost or damage to be indemnified by the Sellers under Section 8.01 is paid or payable to the Companies, as the case may be, by any third party, in which event the amount to be indemnified by the Sellers shall be reduced by the Relevant Percentage of the amount actually recovered by the Companies from such third party (minus costs and expenses incurred by the Purchaser and/or the Companies in making such recovery and any tax incurred by any of the them on the amounts so recovered);

(v)        if and to the extent that any loss, cost or damage giving rise to a claim by the Purchaser hereunder arises as a result of any change in law, regulation or the practice of any Governmental Body occurring after the Closing;

(b)        Subject to the provisions of this Section 8.04, the Sellers maximum aggregate liability (for the avoidance of doubt, after taking into account the effect of paragraph (a)(ii)(aa) above) under Section 8.01 shall not exceed USD 350,000,000.

(c)        If the Sellers pay to the Purchaser an amount in discharge of a claim by the Purchaser pursuant to Sections 8.01 and 8.01(A), and any Company subsequently recovers from any tax authority by reason of a tax benefit or relief a sum which is referable to the matter giving rise to that claim, the Purchaser shall repay to the Sellers an amount equal to the Relevant Percentage of the sum recovered from the tax authority (or of the value of the relief obtained, calculated by reference to the amount saved) less any reasonable out of pocket costs and expenses incurred by the Purchaser or the relevant Company in recovering the same.

(d)        The amount of all indemnities payable by the Sellers to the Purchaser pursuant to Sections 8.01 and 8.01(A) shall be further reduced by the Relevant Percentage of any reserve amount specifically relating to the event giving rise to indemnification recorded in the Closing Date Financial Statements.

(e)        In the case of any tax assessment that only results in the shifting of the tax burden from one fiscal year to another, any indemnification relating thereto shall be limited to the actual net and final cash cost thereof incurred by the relevant Company.

(f)         The Sellers shall not be required to indemnify the Purchaser under Section 8.01 in respect of any contingent or potential liability of the Companies unless and until such liability has become actual and final and has been paid for by the Companies or has become the subject matter of a binding obligation to pay on the Companies (or any of them). The Sellers obligations under Section 8.01 shall survive the expiration of the time limit set out in Section 8.04(g) in respect of any contingent or potential liability of the Companies if such contingent or potential liability is properly notified to the Sellers before the expiration of the time limit set out in Section 8.04(g) and is substantiated by making available to the Sellers evidence providing reasonable grounds that, at the time of the expiry of such time limit, such potential or contingent liability may occur.

(g)        In no event shall the Sellers be responsible to the Purchaser under Sections 8.01 and 8.01(A) in respect of any actual or alleged breach of the representations, warranties and indemnities referred to therein which is notified to the Sellers pursuant to section 8.02(i): (i) with respect to any Non Tax Claim or any claim under the indemnity set out in Section 8.01(c) other than in respect of Tax, later than two (2) years after the Closing Date; and (ii) with respect to any Tax Claim, later than three (3) years after the Closing Date

(h)        The Purchaser shall not be entitled to recover damages more than once in respect of one and the same loss by claiming the breach of more than one representation or warranty contained in Article VI.

(i)         The Sellers shall not be required to indemnify the Purchaser under Sections 8.01 and 8.01(A) in respect of any liabilities, losses, costs or damages to be indemnified by the Sellers under Sections 8.01 and 8.01(A), if and to the extent such liabilities, losses, costs or damages would not have arisen but for an act, omission or transaction carried out by the Purchaser (including its Affiliates) or the

Companies after the Closing Date otherwise than (i) in the normal course of business of the Companies as carried on at the date hereof or (ii) as a result of an act, omission or transaction carried out by the Purchaser at the request of the Seller, provided that, in each case, the Purchaser, its Affiliates or the Companies had actual knowledge prior to such act, omission or transaction that it would give rise to a liability, loss, cost or damage to be indemnified by the Sellers under Section 8.01 and a reasonable alternative course of action was available to it.

(j)         Each of the Parties shall procure that all reasonable steps are taken to avoid or mitigate any loss or damage which it may suffer in consequence of any breach by the other Parties of the terms of this Agreement.

(k)        If the Sellers have made any payment to the Purchaser according to this Article VIII and subsequently the Purchaser or any of the Companies recovers or has the right to recover from any third party any amount for the same facts or circumstances forming the basis of the Sellers indemnification, then the Purchaser will procure that the Companies use all reasonable endeavors to pursue the said recovery and the provisions of Sections 8.04(a)(iii) and (iv) shall apply in respect of any amounts so recovered.

8.05   Handling of Claims.—If any breach of representations or warranties derive from claims, actions or demands by third parties (including any tax or other authorities), the Purchaser shall apply the following provisions (subject to the term provided for in Section 8.02(i)):

(a)        Save in respect of any claims, actions or demands by any Governmental Body (including the CMB, BRSA, SDIF, Competition Authority, Social Security Institution and Tax Authorities of Turkey), and provided that the Sellers have accepted liability in full under this Agreement in respect of the relevant claim, action, suit or proceeding, the Sellers shall, at their expense, undertake, with counsel of their own choosing reasonably satisfactory to the Purchaser, the defence of any claim, action, suit or proceeding asserted or initiated against any of the Companies constituting the subject matter of a notice to the Sellers of the kind referred to under Section 8.02(i). The Purchaser may participate, at the expense of the Companies, in such defence with counsel of its own choosing reasonably satisfactory to the Sellers. In each case, the Purchaser will cause the Companies to cooperate with the Sellers, so long as the Sellers are conducting the defence of the claim, action, suit or proceeding, in the preparation for and the prosecution of the defence of such claim, action, suit or proceeding, including making available evidence within the control of the Companies, and persons needed as witnesses who are employed by the Companies, in each case as needed for such defence.

(b)        In respect of any claims, actions or demands by any Governmental Body (including the CMB, BRSA, SDIF, Competition Authority, Social Security Institution and Tax Authorities of Turkey) constituting the subject matter of a notice to the Sellers of the kind referred to under Section 8.02(i), or in the event that the Sellers (i) do not undertake the defence of any claim, action, suit or proceeding within a reasonable time after the Purchaser has given a notice of the kind referred to under Section 8.02(i) and (ii) has not contested said notice, at the expense of the Sellers and after giving notice to the Sellers of such action, the Purchaser shall properly and diligently defend, and shall cause the affected Company to properly and diligently defend, such claim, action, suit or proceeding for as long as the Purchaser, acting reasonably, considers that there is a reasonable prospect in succeeding in the defense such claim, action, suit or proceeding.

(c)        Without prejudice to the provisions of Paragraph (b) above, the Purchaser shall not and shall cause the Companies not to make or accept any settlement of any claim, action, suit or proceeding, nor shall make acquiescence thereto or, as the case may be, to any demand, assessment, judgment or order constituting the subject matter of a notice of the kind referred to under Section 8.02(i), or, as the case may be, having resulted from any such claim, action, suit or proceeding, without the prior written consent of the Sellers, which consent shall not be unreasonably withheld or delayed.

(d)        If a firm offer is made to the Purchaser or any Company to settle any matter giving rise to the Sellers liability under this Section 8.05 which the Sellers, but not the Purchaser, is willing to accept, the Purchaser and the relevant Company shall be free not to enter into such settlement and to commence or continue litigation, at its own expense, but the Sellers liability shall be limited to the amount of the proposed settlement.

(e)        Costs and expenses, including attorney’s fees, reasonably incurred by the Purchaser or by any of the Companies in defending any claim, action, suit or proceeding pursuant to this Section 8.05 shall be paid promptly by the Sellers upon request by the Purchaser. The Purchaser agrees to repay or to cause the relevant Company to repay promptly expenses borne or reimbursed by the Sellers pursuant to Paragraph (a) or (b) preceding if and to the extent that the Purchaser or the relevant Company recovers such expenses from a third party.

(f)         Neither the Purchaser nor any of the Companies shall be required to take any action or refrain from taking any action pursuant to this Section 8.05 if the action or omission would, in the reasonable opinion of the Purchaser, be materially prejudicial to the business of the Purchaser or any of its Affiliates (including, following Closing, the Companies).

8.06   Remedies.—The rights and remedies provided in this Article VIII shall be exclusive and in lieu of any other right, action, defence, claim or remedy of the Purchaser, provided by Law or otherwise, however arising in connection with, or by virtue of, any breach of the representations, warranties, undertakings and covenants of the Sellers contained in this Agreement. In particular, without limitation (but without prejudice to the provisions of Section 10), no breach or inaccuracy, even if material, of any representations, warranties, undertakings or covenants of the Sellers will give rise to any right on the part of the Purchaser to rescind or terminate this Agreement or to refuse to effect the Closing or to perform its obligations set forth in this Agreement, prior to, on, or after the Closing Date.

8.07   Waiver.—The Purchaser and the Sellers acknowledge and declare that it is their express intention that the provisions of Section 8 shall not be limited or affected in any respect by the provisions of Articles 198 and 207 of the Turkish Code of Obligations, by Article 25 of the Turkish Commercial Code or by any other relevant provision of the Turkish Code of Obligations or Turkish Commercial Code relating to notice and examination periods.

8.08   Indemnification Obligation of the Purchaser.—The Purchaser shall indemnify and hold the Sellers harmless from, against and with respect to any and all damages suffered by the latter arising out, or as a result, of any inaccuracy or breach of any representation or warranty made by the Purchaser in this Agreement.

ARTICLE IX

Other Covenants

9.01   Shareholders’ Agreement.—On the Closing Date, the Parties shall execute and deliver the Shareholders’ Agreement, setting forth the rules governing the relationship between the Parties as shareholders of Target, and to the extent applicable the relationship between the Parties upon consummation of the Closing.

9.02   [INTENTIONALLY BLANK]

9.03   Take-Out Assets.—(a) At Closing, the Sellers shall execute, deliver and exchange with Target, and cause Target to execute, deliver and exchange with the Sellers such deeds of transfer as may be legally sufficient to transfer to the Sellers or an entity designated by the Sellers good and marketable title to all the Take-Out Assets and pay to Target the Take-Out Assets Final Purchase Price.

(b)        At Closing Date and prior to and as a condition precedent to the Closing, the Sellers shall cause Target to execute, deliver and exchange with Finansbank International, and shall cause Finansbank International to execute, deliver and exchange with Target, such deeds of transfer as may be legally sufficient to transfer to Target good and marketable title to the Finansbank Malta Shares and pay to Finansbank International the Malta Purchase Price.

9.04   Tender Offer.—(a) The Purchaser hereby agrees and acknowledges that, as a consequence of the acquisition of the Shares, it is required, pursuant to the applicable Laws and capital market regulations of Turkey, to launch, or to procure the launch of, a mandatory tender offer on the entire, or part of the, share capital of Target and Finans Finansal Kiralama A.S. not acquired by the Purchaser pursuant to this Agreement (the “Tender Offers”). Save to the extent that an exemption from the obligation to make a Tender Offer for Finans Finansal Kiralama A.S. is sought and obtained by the Purchaser from the CMB, the Purchaser agrees to fulfill such obligation in such time period and manner as required by the applicable Laws and the capital market regulations of Turkey. In respect of the Tender Offer for shares of Target, subject to Section 9.04(b), the Sellers and the Purchaser hereby agree that the Sellers shall not (other than in accordance with Paragraph (b) below) tender any Ordinary Shares held by them upon consummation of the Closing. The Sellers shall, upon the request of the Purchaser, provide all such assistance and information to the Purchaser as it may reasonably request to assist the Purchaser in satisfying its requirement to implement the Tender Offers and, should the Purchaser in its sole discretion so determine, in seeking an exemption from the CMB allowing the making of the Tender Offer in respect of the Target to be delayed until such time as the Purchase Price for the Shares has been finally determined in accordance with Article III; obtaining an exemption from the CMB to making a Tender Offer for Finans Finansal Kiralama A.S. or allowing such offer to be made by the Target instead of by the Purchaser; and the preparation of any offer document or prospectus relating to the Tender Offer in respect of Target.

(b)        If, pursuant to the Tender Offer in respect of Target, the number of Ordinary Shares in respect of which valid acceptances are received by the Purchaser immediately prior to closing of such Tender Offer is, when aggregated with the number of Ordinary Shares acquired by the Purchaser at Closing pursuant to this Agreement (such aggregated number of Ordinary Shares, being the “Purchaser’s Tender Offer Holding”), less than 50% plus one of the Ordinary Shares, the Sellers shall tender in the Tender Offer in respect of Target such number of Ordinary Shares held by the Sellers as would, when aggregated with the Purchaser’s Tender Offer Holding, result in the Purchaser holding 50% plus one of the Ordinary Shares. Written notice of the Sellers’ requirement to tender Ordinary Shares pursuant to this Section 9.04(b) shall be given by the Purchaser to the Sellers on the closing date of the Tender Offer in respect of Target. Upon receipt of such notice, the Sellers shall duly complete all such acceptances, forms, instructions or other documents required to satisfy its obligations under this Section 9.04(b) in accordance with the terms and conditions of the Tender Offer in respect of Target.

9.05   Use of Finansbank Brand by the International Subsidairies.—(a) The Purchaser hereby agrees and acknowledges that for a period of one (1) year following the Closing Date the International Subsidiaries and their direct or indirect subsidiaries shall be permitted by the Purchaser to continue to use in Turkey all brands, tradenames, service marks, service names, copyrights, logos, symbols and licenses set out in Schedule 9.05(a). The Purchaser agrees and covenants not to establish an entity outside Turkey, Malta or Bahrain whose name contains the Finansbank Brand.

(b)        The Purchaser hereby agrees and acknowledges that for a period of one (1) year following the Closing Date, the International Subsidiaries shall be permitted by the Purchaser to continue to use in Romania, Switzerland, Russia and The Netherlands the service mark named “Cardfinans” together with its logo as set out in Schedule 9.05(b).

(c)        The Purchaser hereby agrees and acknowledges that for a period of one (1) year following the Closing Date, Finans Sigorta A.S., and its direct and indirect subsidiaries shall be permitted by the Purchaser to continue to use in Turkey all brands, tradenames, service marks, service names, copyrights, logos, symbols and licenses set out in Schedule 9.05(c).

(d)        The Sellers undertake to the Purchaser (for itself and as agent for each of its Affiliates including, following Closing, the Companies) to procure that:

(i)         with respect to the brands, tradenames, service marks, service names, copyrights, logos, symbols and licenses subject to the provisions of Paragraphs (a) to (c) above (the “Companies’ Marks”), (A) on or prior to the date that is one (1) year following the Closing Date or (B) within one (1) month of a Change of Control of any of the International Subsidiaries (which ever is the earlier); and

(ii)       with respect to all other Intellectual Property of the Companies, on or prior to the Closing Date,

the name of the Sellers or any of its Affiliates (including the International Subsidiaries) which consists of or incorporates any of the Intellectual Property of the Companies, the Finansbank Brand or the Companies’ Marks, or anything which, in the reasonable opinion of the Purchaser, is substantially or confusingly similar to any of the Intellectual Property of the Companies, the Finansbank Brand or the Companies’ Marks, is changed to a name which does not include nor is confusingly similar to any of the Intellectual Property of the Companies, the Finansbank Brand or the Companies Marks, and the Sellers further undertake to procure that, thereafter, none of the Intellectual Property of the Companies, the Finansbank Brand or the Companies’ Marks are used by the Sellers or their Affiliates (including the International Subsidiaries), as applicable. For the avoidance of doubt, the Purchaser agrees and acknowledges that the “FIBA” name, is not substantially or confusingly similar to any of the Intellectual Property of the Companies, the Finansbank Brand or the Companies’ Marks.

(e)        The Sellers shall procure that the use of the Companies’ Marks pursuant to Paragraphs (a) to (c) above:

(i)         complies with any quality standards which Target may from time to time reasonably require;

(ii)       is not carried out in a manner which could, in the Purchaser’s reasonable opinion, bring the Purchaser or the Companies into disrepute;

(iii)      complies with all applicable Laws.

(f)         If, after Closing, any Party becomes aware that any of the Sellers, or any Affiliate of the Sellers (including the International Subsidiaries), owns any Intellectual Property or know-how used by the Companies or relating to the Business, then that Party shall promptly notify the others and the Sellers shall, at the Purchaser’s cost, do or procure to be done of all such acts and/or execute or procure the execution of all such documents (in a form reasonably satisfactory to the Purchaser) as the Purchaser shall reasonably deem necessary to vest the same in such Company as the Purchaser shall nominate for a nominal consideration.

9.06   Non-Compete.—(a) Save as set out in Paragraphs (i) to (vii) below, the Sellers undertake to the Purchaser (for itself and as agent for each of its Affiliates including, following Closing, the Companies) that for a period of three (3) years following the Closing Date (the “Restricted Period”), the Sellers shall not, and shall procure that their Affiliates (excluding the International Subsidiaries) shall not, whether alone, jointly with another, directly or indirectly be engaged or concerned or interested economically or otherwise in the provision of any banking or financial services in, or otherwise compete with the Companies in, Turkey (including, for the avoidance of doubt and without limitation, the provision of banking or financial services from outside Turkey to persons located in Turkey and any application for, obtaining or holding of a license to provide banking or financial services in Turkey).

In relation to the International Subsidiaries, the Sellers undertake to the Purchaser (for itself and as agent for each of its Affiliates including, following Closing, the Companies) that during the Restricted Period the International Subsidiaries shall not (whether alone, jointly with another, directly or indirectly) provide services to any corporate resident in Turkey and in addition shall procure that, at any given time during the Restricted Period, the aggregate level of cash and non-cash loans outstanding to Existing Corporate Customers (excluding, for the avoidance of doubt, Fiba Holding and its Affiliates) shall not exceed EUR 500,000,000 (the “Existing Corporate Customer Cap”).

The Parties acknowledge that as at the date of this Agreement the aggregate level of such loans is in excess of EUR 500,000,000. The Sellers shall accordingly procure that the aggregate level of such loans be reduced to no more than EUR 500,000,000 as soon as reasonably practicable and in any event within 12 months from the Closing Date. The Sellers shall procure that aggregate level of such loans outstanding does not at any time increase during such one (1) year period before such aggregate level has been reduced to EUR 500,000,000 (and for the avoıdance of doubt, they shall procure that it does not increase above EUR 500,000,000 thereafter). Provided that the Sellers reduce the aggregate level of such outstanding loans in accordance with such obligatıons, they shall not be considered in breach of the Existing Corporate Customer Cap by virtue of the aggregate level of such loans exceeding EUR 500,000,000 during that one year period after Closing.

For purpose of this Section 9.06, “Existing Corporate Customers” means any company or undertaking which is a customer of the International Subsidiaries at the date of this Agreement and is identified in Schedule 9.6.

The restrictions in this Section 9.06 shall not apply to:

(i)         any banking or financial services provided by the International Subsidiaries to corporate residents of Turkey, if (a) the International Subsidiary has previously offered Target a right of first refusal in respect of the services and the customer in question (and provided Target with adequate details of both) and Target has not exercised such right within a reasonale time and (b), if Target requests, in lieu of exercising its right of first refusal, that such service be provided jointly by Target and the International Subsidiary in question, the İnternational Subsidiaryhas sought ın good faith to agree such joint provision but such agreement has not been reached;

(ii)       any lending by the International Subsidiaries in ordinary course correspondent banking transactions to other financial institutions in Turkey;

(iii)      any insurance services offered by Finans Sigorta;

(iv)       any factoring services offered by Fiba Factoring and Girisim Factoring;

(v)        any services conducted by Finans Varlik Yonetimi A.S. and RCT Varlik Yonetim A.S;

(vi)       any services to Existing Corporate Customers, provided that the Existing Corporate Customer Cap is not thereby exceeded, or the aggregate level of loans in favour of Existing Corporate Customers increased, in breach of the obligations set forth above; and

(vii)     any private banking services.

(b)        Without limitation to the foregoing, the Sellers hereby further agree to procure that:

(i)         the International Subsidiaries, during the Restricted Period, shall not open any branches in Turkey or establish, participate or acquire an ownership interest in any bank operating in Turkey or increase, expand or otherwise extend their existing banking operations, interests or services conducted in Turkey;

(ii)       no Retail Banking Services are offered by the International Subsidiaries in Turkey during the Restricted Period. For the purposes of this Section 9.06(b)(ii), “Retail Banking Services” shall mean the provision of banking services related to (i) credit cards, (ii) consumer finance and (iii) mortgage loans;

(iii)      the aggregate of persons employed by the Representative Offices in combination shall be reduced to three within six (6) months from the Closing Date and shall not exceed three at any time thereafter during the Restricted Period; and

(iv)       Target is offered a right of first refusal in respect of any loans which the International Subsidiaries intend to transfer to third parties in order to comply with the Existing Corporate Customer Cap.

(c)        The Sellers acknowledge and agree that each of the undertakings set out in Paragraphs (a) and (b) preceding is an entirely independent restriction and is no greater than is reasonably necessary to protect the interests of the Purchaser and its Affiliates. If any such restriction shall be held void or unenforceable but would be valid if deleted in part or reduced in its application, then that restriction shall apply with such modifications as may be necessary to make it valid and effective.

(d)        The Purchaser agrees to procure, to the extent it is lawfully able, that if at any time during the Restricted Period Target intends to transfer a loan to a third party in order to reduce its exposure to the debtor under such loan, it shall offer the International Subsidiaries a right of first refusal in respect of such loan

9.07   Non-solicitation.—None of the Sellers shall, and they shall procure that none of their Affiliates shall (whether alone, jointly with another, directly or indirectly), during the Restricted Period, offer to employ or seek to entice away from any Company any Key Manager who was employed by any Company at any time during the 12 months ending on the Closing Date.

9.08   Third Party Assurances.—Each of the Sellers shall use its reasonable efforts to ensure that, at or as soon as reasonably practicable after Closing, each Company is released from all Third Party Assurances given by it in respect of obligations of any of the International Subsidiaries. Pending release of any such Third Party Assurance, the Sellers shall indemnify the Purchaser and each of its Affiliates (including, following Closing, the Companies) against any and all losses, damages, costs (including reasonable legal costs) and expenses (including taxation) in each case of any nature whatsoever under or by reason of that Third Party Assurance.

9.09   Related Party Arrangements.—(a) On or prior to Closing the Sellers shall, and shall procure that the Companies and the International Subsidiaries shall, terminate at no cost to the Companies all Related Party Arrangements (including any arrangements for the secondment of employees by the Companies to the International Subsidiaries), other than an agency agreement made between Target and Finans Sigorta S.A. dated 3 March 2006 and the Software License.

(b)        All insurance provided or arranged in relation to the International Subsidiaries by the Companies (whether under policies maintained with third party insurers or by the Companies themselves) shall cease upon Closing and no liability shall arise, and the Sellers shall procure that no International Subsidiary shall make any claim, under any such policies, whether in relation to insured events occurring on, before or after Completion.

ARTICLE X

Conditions Precedent to Closing

10.01   The Clearances.—(a) The obligation of the Parties to proceed with the Closing pursuant to this Agreement is subject to the condition that, on or prior to the expiration of the term provided for in Section 10.02(b) (as extended), each of the conditions set out in Section 10.04 has been satisfied (or waived by the Party or Parties entitled to do so) and the purchase and sale of the Shares and all other relevant transactions contemplated hereby shall have been approved, authorized cleared or granted an exemption (and such approval, authorization, clearance or exemption not having been withdrawn) by:

(i)         the Banking Regulation and Supervision Board (Bankacilik Duzenleme ve Denetleme Kurumu) pursuant to the applicable provisions of the Banks Act numbered 5411 and dated November 1, 2005 as amended from time to time;

(ii)       the Competition Board [Rekabet Kurulu] pursuant to the applicable provisions of the Competition Law (Law No. 4054);

(iii)      the Central Bank of Greece in respect of the acquisition by the Purchaser of the Shares and the Founders’ Shares;

(iv)       the relevant Governmental Bodies as set out in the Reorganization Agreements;

(v)        the CMB, in respect of the sale and purchase of Finans Yatirim Menkul Degerler A.S.; and

(vi)       the Treasury, in respect of the sale and purchase of Finansbank Malta.

(the approvals, clearances and exemptions contemplated above are hereinafter collectively referred to as the “Clearances”, other than the approvals, clearances and exemptions contemplated at sub-section (iv) above, hereinafter collectively referred to as the “Reorganization Clearances”).

(b)        The Parties agree to take all actions, and to do all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and to satisfy the conditions referred to in this Section 10, including the following: (i) the taking of all acts necessary, the making of all necessary registrations and filings (including filings with any competent authorities) and the taking of all steps as may be necessary to cause the Clearances and the Reorganization Clearances, and the other Conditions Precedent set out in Section 10.04, to be satisfied as promptly as practicable, (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other competent authorities vacated or reversed and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

10.02   Satisfaction of Condition.—(a) Not later than 20 Business Days after the date of this Agreement, the Purchaser shall duly and properly file all applications, requests and other documents that are required to obtain the Clearances and the Sellers shall do the same in respect of the Reorganization Clearances; each party shall keep the other timely informed of all steps taken pursuant hereto, and shall actively cooperate with each other to obtain the Clearances and the Reorganization Clearances as soon as possible. To this effect, each party shall submit to the other a draft of any material document(s) (subject to the right of the submitting party to redact any confidential information therein) to be filed with the relevant authority pursuant hereto at least two (2) Business Days before making any such filing in order for the Sellers to review them. The other party shall promptly review the aforesaid document(s) and provide its comments, if any, to the submitting party within three (3) Business Days, which shall take such comments into due account and shall use its reasonable efforts to incorporate them into the document(s).

(b)        [INTENTIONALLY BLANK]

(c)        Nothing in this Article X shall require the Purchaser to effect or procure the effect of, or undertake or agree to effect or procure the effect of, any sale or disposal of any business or assets of the Purchaser, any Affiliate of the Purchaser or any of the Companies (or part thereof).

10.03   Effects.—If any of the Clearances or Reorganization Clearances is not obtained or any of the conditions referred to in Section 10.04 has not been satisfied (or waived by the Party or Parties entitled to do so) on or prior to 31 December 2006, this Agreement shall automatically terminate and the Parties shall be released from all obligations hereunder except for: (i) any rights or obligations arising under Sections 11.01 and 12.04 or under Article XIII, (ii) any rights or obligations arising in connection with any breach of Sections 10.01 and 10.02(a) preceding; and (iii) any rights and liabilities that have accrued before termination of this Agreement.

10.04   Other Conditions Precedent.—The obligation of the Parties to proceed with the Closing pursuant to this Agreement is further subject to:

(i)         the fulfillment by the Sellers of its obligations set forth in Section 9.03 above;

(ii)       the absence of a Material Adverse Change,

(iii)      the execution by the Sellers and the Purchaser of the Shareholders’ Agreement,

(iv)       provision by the Sellers to the Purchaser of evidence, in a form reasonably satisfactory to the Purchaser, of the reduction of the value or size of the Companies’ off-shore assets (including the Companies’ assets in Bahrain) such that the Companies are, at or prior to Closing, in compliance with the requirements of the Turkish Regulation on the Incorporation and Activities of Banks dated 22 June 2001,

(v)        the Sellers having complied with the provisions of this Agreement, and the representations and warranties of the Sellers set out in Article VI being true and correct in all respects as at the date of this Agreement and as at Closing, save where the combined effect of any and all such breaches taken together would not give rise to a Material Adverse Effect,

(vi)       at least (A) 75% of the Executive Vice Presidents employed by the Companies as at the date of this Agreement, and (B) 75% of the combination of the Key Managers and any other persons employed by the Company as a branch manager, in each case as at the date of this Agreement, remaining in the employment of the Companies (and not having given, or been given, notice to terminate their employment);

(viii)    the Sellers having obtained, or having procured that the Companies have obtained and delivered to the Purchaser, waivers to any rights arising upon a change of control of Target or otherwise pursuant to the implementation of this Agreement with respect to the agreements listed in Schedule 10.04(viii).

10.05   Waiver.—The Conditions Precedent in Section 10.04(i), (ii) and (iv) to (viii) (inclusive) may be waived by notice from the Purchaser to the Sellers.

ARTICLE XI

Confidentiality

11.01   Confidential Information.—(a) The Purchaser shall keep secret and confidential any confidential information concerning the Sellers or its Affiliates or, prior to Closing, the Business and the

Companies, received as a result of this Agreement or of any investigations made in connection herewith and shall also cause its officers, employees and consultants to whom such information has been disclosed for the purposes of this Agreement to comply with such commitment. The Purchaser shall exercise all necessary precautions to safeguard the confidentiality and secrecy of such information and to prevent the disclosure thereof, provided that the restriction contained in this Section 11.01 shall not apply with respect to: (i) information which at the time of disclosure was in the public domain unless the same occurs in consequence of the breach hereof by the Purchaser; (ii) information which has been can be demonstrated to have been independently developed by the Purchaser or acquired from a third party which did not itself acquire such information with restrictions on further dissemination directly or indirectly from the Purchaser; (iii) information which the Parties have agreed is no longer confidential; and (iv) information ordered or required to be disclosed by any applicable Law or competent judicial, governmental or other authority or in accordance with the requirements of any stock exchange or securities regulation. All confidentiality obligations of the Purchaser under this Section 11.01 shall expire on the second (2) anniversary of the date of this Agreement.

(b)        The Sellers hereby agree and covenant that, except with the prior written consent of the Purchaser, for a period of two (2) years after the Closing Date, they shall keep, and shall cause their Affiliates and their and their directors and employees to keep, secret and confidential all information in their respective possession relating to the Business, with the exception of information that: (i) is, or subsequently becomes, available to the public, or is otherwise disclosed to third parties, through no fault of the Sellers, its Affiliates or their respective directors or employees, (ii) can be demonstrated to have been independently developed by the Sellers, its Affiliates or their respective directors or employees, or acquired from a third party which did not itself acquire such information with restrictions on further dissemination directly or indirectly from the Sellers, (iii) information which the Parties have agreed is no longer confidential; and (iv) information ordered or required to be disclosed by any applicable Law or competent judicial, governmental or other authority or in accordance with the requirements of any stock exchange or securities regulation.

11.02   Announcements.—Except as otherwise required under any Law or rule issued by a Governmental Body or other regulatory or stock exchange authority having jurisdiction on the Purchaser or the Sellers or its Affiliates, no publicity, release or announcement concerning the execution or delivery of this Agreement, any of the provisions contained herein or the transactions contemplated hereby will be issued without the prior written consent and approval, as to both form and contents, of the Sellers and the Purchaser, provided that such consent or approval cannot be unreasonably withheld or delayed.

11.03   The Confidentiality Undertaking.—The provisions of this Article XI shall supersede the confidentiality obligations previously undertaken by the Purchaser. For the avoidance of doubt the non-conflicting provisions of such confidentiality undertaking remains in full force and effect in accordance with its terms.

ARTICLE XII

Miscellaneous Provisions

12.01   Survival.—Except as otherwise provided in other Paragraphs, Sections or Articles of this Agreement and except for the representations and warranties of the Parties contained in Articles VI and VII, subject to the limitations as set forth in this Agreement, all other clauses of this Agreement providing for any obligation of the Parties to be performed after the Closing Date shall remain in full force and effect after the Closing, without the necessity for either of the Parties to reiterate or otherwise confirm its commitment with respect thereto.

12.02   Changes in Writing.—This Agreement:

(i)         constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements (if any) relating to the same subject matter;

(ii)       may not be waived, changed, modified or discharged orally, but only by an agreement in writing signed by the Purchaser and Mr. Hüsnü Özyeğin, on behalf of the Sellers.

12.03   Assignment, No Third Party Beneficiaries.—(a) This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the Parties hereto and their respective successors, and such successors shall have the benefit of the indemnities set forth in Article VIII hereof.

(b)        Save as set out in Paragraphs (c) and (d) below, none of the Parties may assign any of its rights interests or obligations hereunder (in total or in part) without the prior written consent of the other Party and any attempt to assign this Agreement without such consent shall be void and of no effect.

(c)        The Purchaser may assign the benefit of this Agreement, in whole or in part, and it may be enforced by, any Permitted Assignee as if it were the Purchaser. Any Permitted Assignee to whom an assignment is made in accordance with the provisions of this Section 12.03 may itself make an assignment as if it were the Purchaser. For this purpose, a “Permitted Assignee” means any Affiliate of the Purchaser which is the owner from time to time of any or all of the Shares or the assets of the Companies.

(d)        The Purchaser may assign its rights under this Agreement by way of security to any bank and/or financial institution lending money or making other banking facilities available to the Purchaser for the acquisition of the Shares.

(e)        Except as otherwise expressly provided for herein, nothing in this Agreement shall confer any rights upon any Person which is not a Party or a successor of any Party to this Agreement.

12.04   Notices.—Any communication or notice required or permitted to be given under this Agreement shall be made in writing, in the English language and shall be deemed to have been duly and validly given (i) in the case of notice sent by letter or cable, upon receipt of same, and (ii) in the case of notice sent by facsimile, upon receipt of transmission by the recipient, (iii) if delivered by recognized international courier to the address as provided in this Section 12.04, upon confirmed receipt, (iv) if delivered personally to the address in this Section 12.04, upon delivery, (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 5.02 and provided that where delivery occurs out of Working Hours, it shall be deemed to have been received at the start of Working Hours on the next following Business Day). Communications and notices under this Agreement shall be addressed as follows:

(a)        if to the Sellers, to it at:

FIBA Holding A.S.

Buyukdere Caddesi No. 129/5

Mecidiyekoy, Sisli

Istanbul, Turkey

Attention: Husnu Ozyegin

with copy to the attention of: Kerem Moroli

(b)        if to the Purchaser, to it at:

Aiolou 86,

Athens 10232, Greece,

Attention: The Chairman/Chief Executive Officer

or at such other address and/or telefax number as either Party may hereafter furnish to the other by written notice, as herein provided.

12.05   Applicable Law.—This Agreement shall be governed by, and construed and interpreted in accordance with, the Laws of Turkey.

12.06   Payment.—Unless otherwise provided for in this Agreement:

(i)         any payment due by any Party to the other Party, according to the provisions of this Agreement shall be made on the due date thereof, with value at such date, in immediately available funds by wire transfer to the bank account designated by the payee at least three (3) Business Days prior to the date on which the payment is due (which transfer shall be confirmed in writing to the payee by a primary credit institution reasonably acceptable to the same) or by such other method as the payee may reasonably request at least three (3) Business Days prior to the date on which the payment is due;

(ii)       all amounts to be paid pursuant to this Agreement shall be paid in USD.

12.07   Delayed Payments and Interest.—Unless otherwise provided for in this Agreement, without prejudice to any other right or remedy provided by Law or otherwise, in the event of a delay (including any delay due to causes of force majeure) in the payment of any amount to be paid under this Agreement, interest shall be due, for the period of such delay, at a rate per annum equal to 200 basis points over the Agreed Rate.

12.08   Language.—Except for certain documents contained in the Schedules hereto, which are in languages other than English, this Agreement shall be executed in the English language, which shall be the only language governing this Agreement.

12.09   Taxes and Other Expenses.—Except as otherwise expressly provided in other Sections of this Agreement, any cost, tax, impost, duty or charge arising in connection herewith, or with the consummation of the purchase and sale of the Shares contemplated hereby, shall be borne and paid as follows:

(i)         any income and capital gains taxes due as a consequence of the sale of the Shares and the Founders’ Shares shall be borne and paid for by the Sellers;

(ii)       the Purchaser and the Sellers shall each pay the fees, expenses and disbursements they respectively incur in connection with the negotiation, preparation and implementation of this Agreement, including (without limitation) any fees and disbursements owing to their respective auditors, advisors and legal counsel, including, for the avoidance of doubt, the fees of Morgan Stanley acting as financial advisor to the Sellers (which fees shall be paid by the Sellers and not by the Purchaser or the Companies) and the fees of Credit Suisse and Goldman Sachs International acting as financial advisor to the Purchaser (which fees shall be paid by the Purchaser and not by the Sellers),

(iii)      any notarial fees and applicable stamp taxes (and amounts to be paid to BRSA under Article 18 of the Banking Law] in respect of the sale of the Shares and the Founders’ Shares (but not, for the avoidance of doubt, in respect of the sale of the Take-Out Assets, which shall be paid by Fiba Holding A.S.) shall be borne by the Purchaser.

12.10   Schedules.   All Schedules attached to this Agreement are incorporated herein and made a part hereof as fully as if written in this Agreement.

12.11   Due diligence.   Without prejudice to its rights under this Agreement (but subject to the terms set out herein) the Purchaser acknowledges and declares that it has carried out a Due Diligence relating to the Companies satisfactory in all material respects.

12.12   No Inducement or Reliance; Independent Assessment.—With respect to Target and any other rights or obligations to be transferred hereunder or pursuant hereto, the Purchaser declares and states that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Sellers, any Affiliate of the Sellers, Target, any Subsidiary, or any of their agent, employee, attorney, advisor or other representative or by any other Person representing or purporting to represent the Sellers, that are not expressly set forth in this Agreement, whether or not any such representations, warranties or statements were made in writing or orally, and none of the Sellers, any Affiliate of the Sellers, or any agent, employee, attorney, other representative of the Sellers or other Person shall have or be subject to any liability to the Purchaser or any other Person resulting from the distribution to the Purchaser, or Purchaser’s use of, any such information and any information, documents or material made available in the Data Room or pursuant to Management Meetings or in any other form in expectation of the transactions contemplated hereby. This clause shall not limit or exclude any liability of the Sellers for, or remedy of the Purchaser in respect of, fraudulent misrepresentation.

12.13   Severability.—If any of the provisions of this Agreement is or becomes invalid, illegal or unenforceable under the laws of any jurisdiction, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired. The Parties shall nevertheless negotiate in good faith in order to agree the terms of mutually satisfactory provisions, achieving as closely as possible the same commercial effect, to be substituted for the provisions so found to be void or unenforceable.

12.14   Further Assurances.—Each Party to this Agreement covenants and agrees that it will, at the request and expense of the requesting Party, execute and deliver such documents, including, without limitation, all such additional conveyances, transfers, consents and other assurances and do all such other acts and things as the other Party hereto, acting reasonably, may from time to time request to be executed or done in order to evidence better or perfect or effectuate any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby or thereby. The Sellers shall provide, and prior to Closing shall procure that the Companies shall provide, all such assistance and information as the Purchaser may reasonably request with respect to the preparation by the Purchaser of any offering or listing document relating to any rights issue or other equity offering by the Purchaser to finance the acquisition of the Shares and the Founders Shares and the Tender Offers.

12.15   Right to Designate.—(a) The Purchaser may designate one or more companies to purchase the Shares and to cause any one or more companies to pay any sums expressed to be payable hereunder by the Purchaser, according to the terms and conditions of this Agreement, provided that such designation is made in accordance with the following provisions:

(i)         each designation will be sufficiently made if notified in writing to the Sellers together with the written acceptance of the designee;

(ii)       any designation pursuant hereto will be notified to the Sellers within and not later than fifteen (15) Business Days prior to the Closing Date; and

(iii)      each designee will be an Affiliate of the Purchaser.

(b)        The Purchaser shall continue to be jointly and severally liable with its designee in respect of the punctual and exact performance by the latter of all duties and obligations arising under, or in connection with, this Agreement.

(c)        If at any time, after the designation under Paragraph (a)(i) above and until any Party hereto may have any right or claim against the other Party under this Agreement, the designee ceases to be an Affiliate of the Purchaser, the Purchaser shall be obliged to purchase the Shares from the designee.

(d)        For all the purposes of this Agreement, and in particular (but without limitation) for all the purposes of the arbitration clause provided for in Article XIII (including the appointment of the arbitrators and the presentations or filings of actions, claims, demands or counter claims), the Purchaser and any designee designated by the latter pursuant to this Section 12.15 shall be considered as one and the same party, and they shall be obliged to act as one and the same party, and any notices sent to the Purchaser according to the provisions of Section 12.04 shall also be deemed to have been made to the designee, if any.

12.16   Sellers’ Representative.—(a) Each of the Sellers hereby irrevocably appoints the Sellers’ Representative as the sole representative of such Seller to act on his or her behalf for all purposes under this Agreement including for the purposes of:

(i)         delivering payment instructions to the Purchaser;

(ii)       giving and accepting notices on behalf of the Sellers;

(iii)      taking any and all actions that may be necessary or desirable, as determined by the Sellers’ Representative in its sole discretion, in connection with the payment of the costs and expenses incurred with respect to the Transaction;

(iv)       granting any consent or approval on behalf of any one or more of the Sellers under this Agreement; and

(v)        generally taking any and all other actions and doing any and all other things provided in or contemplated by this Agreement to be performed by any one or more of the Sellers or the Sellers’ Representative on behalf of such Seller.

(b)        The Purchaser shall be entitled to rely on the exercise of the powers and authorities conferred on the Sellers’ Representative as if the relevant Seller were exercising such powers and authorities. Any notice given by the Purchaser to the Seller’s Representative shall be deemed to have been given to all of the Sellers, including any notice under Article XIII.

(c)        In the event that the Seller’s Representative is unable for whatever reason to fulfill his functions under this Section 12.16, a new person shall be designated as the Seller’s Representative by the Sellers in notice in writing to the Purchaser within thirty (30) days of such inability arising. The Purchaser may itself designate any Seller to be the new Seller’s Representative should the Sellers fail to do so within such time.

ARTICLE XIII

Arbitration

13.01   Appointment of Arbitrators.—Save as expressly provided otherwise in Article III, all disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said Rules. The first arbitrator will be appointed by the Party initiating the arbitration proceedings simultaneously with its demand for arbitration, the second one of which will be appointed by the other Party within twenty (20) Business Days of the date on which it has received notice of the demand for arbitration and the third one of which (who shall act as Chairman of the arbitration panel) will be designated by agreement of the first two within twenty (20) Business Days from the appointment of the second Arbitrator or, failing such agreement, by the International Chamber of Commerce Court of Arbitration, which will also designate (i) the second arbitrator if the Party required to make such designation will not have done so within the period indicated above; and (ii) the replacement of any arbitrator who is unable or unwilling to serve or to continue to serve as such, but only in the event that such replacement has not been designated by the Party which appointed the arbitrator to be replaced within twenty (20) Business Days from the date on which such arbitrator resigned or otherwise ceased from office or, in the case of the Chairman, by agreement of the other two Arbitrators. The place of arbitration shall be Paris, France. The language to be used in the arbitral proceedings shall be English.

13.02   Arbitration Expenses.—The expenses of the arbitration proceedings referred to in Section 13.01 shall be borne by the Parties in accordance with the applicable determinations of the Arbitration Tribunal.

13.03   Election of Domicile.—The Sellers and the Purchaser hereby designate their respective addresses for the giving of notice, as set forth in Section 12.04, as their respective domiciles at which service of process may be made in any arbitration, legal action or proceeding arising hereunder. The Sellers and the Purchaser may change such address, except that each such address shall always be, as to the Sellers, within the geographical area encompassed (as of the date of this Agreement) by the boundaries of Turkey and, as to the Purchaser, within the geographical area encompassed (as the same date) by the boundaries of the Republic of Greece.

13.04   Cautio Judicatum Solvi.—To the extent that the Sellers may, in any suit, action or proceeding brought in a court in Turkey or elsewhere arising out of or in connection with this Agreement, be entitled to the benefit of any provision of law requiring the Purchaser in such suit, action or proceeding to post security for costs of the Sellers (“cautio judicatum solvi”), or to post a bond or take similar action, the Sellers hereby irrevocably waive any such benefit, in each case to the fullest extent now or hereafter permitted under the laws of Turkey or, as the case may be, such other jurisdiction.

IN WITNESS WHEREOF, the Parties hereto have executed or caused this Agreement to be executed by their respective officers or representatives duly authorized, all in the place and as at the date first above written.

Fiba Holding A.S.	National Bank of Greece S.A.
Fina Holding A.S.
Girisim Factoring A.S.
Fiba Factoring Hizmetleri A.S.